As filed with the Securities and Exchange Commission on December 28, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACHO UNO RACING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7948	33-1222795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

901 S. Federal Highway

Hallandale Beach, Florida 33009

(954) 457-6997

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Brothers

Chief Executive Officer

c/o 901 S. Federal Highway

Hallandale Beach, Florida 33009

(954) 457-6997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Alberstadt, Esq.

Alan H. Aronson, Esq.

Akerman Senterfitt

335 Madison Avenue, 26th Floor

New York, New York 10017

(212) 880-3800; (212) 880-8965 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $0.001 par value, to be registered by the Registrant	405,000	$10.00	$4,050,000	$464.13

(1)	There is no current market for the securities and the price at which the shares being offered directly to the public by us are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated                     , 2012

Prospectus

MACHO UNO RACING CORPORATION

405,000 SHARES

Common Stock, $.001 par value

We are a recently formed corporation that has acquired 20 thoroughbred racehorses. We are offering 405,000 shares of our common stock, $.001 par value, at $10.00 per share on a best efforts, all or none basis. If we sell the total number of shares being offered by us, we will receive gross proceeds of $4,050,000, less the costs and expenses related to the offering. Funds received from the offering will be deposited by us into a segregated account pending the closing of the offering. The offering will terminate within 90 days from the date of this prospectus. At our sole discretion, we may extend the offering for up to an additional 90 days.

If less than all of the shares offered hereby are sold during the offering period, we do not intend to conduct a closing of the offering and amounts deposited by investors will be returned without interest or deduction. Golden Pegasus Racing Incorporated, an entity controlled by The Stronach Group, is currently our sole stockholder and, upon consummation of a previously negotiated private placement to it, will own 45,000 shares of our common stock. Golden Pegasus Racing Incorporated, our officers or directors or one of our other affiliates (which may be an entity controlled by or included in The Stronach Group) may, but will not be required to, purchase additional shares in the offering. Shares purchased in this offering by our affiliates, including Golden Pegasus Racing Incorporated, our officers and directors and their respective affiliates, will be counted in determining whether the offering is fully subscribed.

There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over—the—counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We may seek to have our shares traded on the OTC Pink market, although no assurance can be given that our shares will trade on the OTC Pink or any other market.

Investing in our common stock is speculative and involves a high degree of risk. You should read the “Risk Factors” section beginning on page 7 of this prospectus before investing in our common stock.

	Per share	Total
Common Stock Offered Hereby	$10.00	$4,050,000

Our shares in the offering will be sold by our officers and directors without separate compensation. There are no underwriters involved in the offering and no underwriting commissions will be paid in connection with the sale of the common stock to the public. However, we may engage a registered broker-dealer to sell some or all of the shares offered hereby and may pay a commission of up to ten percent (10%) in connection with such sales, which would reduce our proceeds by $405,000 if all 405,000 shares offered hereby were sold subject to such commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                     , 2012

We have not authorized anyone to provide any information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Through and including,                     , 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale or an exemption from such registration is available and with which the company has complied. In addition, and without limiting the foregoing, the company will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with regard to security transactions during the period of time when this Registration Statement is effective.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Introduction

In this prospectus, the terms “company,” “we,” “us” and “our” refer and relate to Macho Uno Racing Corporation. In this prospectus, the term “Golden Pegasus” refers to Golden Pegasus Racing Incorporated, a Delaware corporation, and the term “Alpen House” refers to The Alpen House Racing ULC, an unlimited liability company organized under the laws of Alberta that is part of The Stronach Group. In this prospectus, the term “Adena Springs” refers to the Adena Springs horse farms owned and operated by Alpen House.

Concurrently with this offering, other companies organized at the direction of affiliates of Golden Pegasus and having business plans substantially similar to ours are conducting public offerings of their equity securities. We refer to these other companies as our “sister companies” and, together with us, as the “Racing Companies.”

Market and Industry Data

Some of the market and industry data contained, or incorporated by reference, in this prospectus are based on independent industry publications or other publicly available information. Although we believe that these independent sources are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information.

The Stronach Group

The Stronach Group, a privately-held consortium, is a leading owner of thoroughbred horse racing tracks. It owns and operates a number of tracks, including Pimlico Race Course in Baltimore, Maryland; Laurel Park in Laurel, Maryland; Santa Anita Park in Arcadia, California; Golden Gate Fields in Berkeley, California; Portland Meadows in Portland, Oregon; and Gulfstream Park in Hallandale Beach, Florida. Other assets of The Stronach Group include a joint venture interest in an associated retail development at Gulfstream Park; certain horseracing technology assets, including Xpressbet® and AmTote; and a majority joint venture interest in HRTV, a cable and satellite television network dedicated to the sport of horse racing. The companies making up The Stronach Group are owned, directly or indirectly, by trusts for the benefit of members of the Stronach family.

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Summary

This summary highlights information contained in this prospectus, but may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus carefully, including the risk factors and the financial statements.

Our Company

We offer a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in thoroughbred racehorses at a minimum level of investment commitment that is significantly lower than ordinarily accompanies such opportunity. We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note. Each thoroughbred racehorse was a yearling when purchased. Alpen House began training our thoroughbred racehorses in the fourth quarter of 2011 and we intend to continue training them, and to race those that are determined to be suitable for racing, until November 2013. We refer to the period during which we train and race our thoroughbred racehorses as our “operating period.”

We intend to liquidate our assets following the end of our operating period and distribute the net proceeds from the liquidation to our stockholders. Only stockholders of record on a date to be established by our certificate of incorporation that will coincide with the termination of our operating period, and which we refer to as our “end date,” will receive a liquidating distribution. There will be no trading in our common stock after the completion of our operating period. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than January 31, 2014. We refer to the date of our liquidating distribution as the “Distribution Date.”

We were incorporated in Delaware on November 18, 2011.

Investing in thoroughbred racehorses is a speculative activity and the most frequent financial outcome from ownership of a thoroughbred racehorse or an equity interest in a thoroughbred racehorse is the partial or total loss of invested capital.

Competitive Considerations

We believe the following to be our significant competitive strengths:

•

Experienced Horse Selection Team. The thoroughbred racehorses we acquired from Alpen House were selected for purchase by Alpen House predominantly at auction by a team that included owners and veterinary professionals with extensive experience in the thoroughbred horseracing industry. This team, which we refer to as the “thoroughbred selection team,” consisted of:

•

Frank Stronach, who, through various entities, has owned and raced thoroughbred horses since 1962, including approximately 380 stakes winners; the Adena Springs horse farm, which is owned by Alpen House, has been the recipient of numerous awards, including four Eclipse Awards from the Thoroughbred Racing Associations as outstanding owner;

•

Dan Hall, who has participated in the selection and purchase of prize winning horses and is a managing partner of Hidden Brook Farm, a 600-acre thoroughbred nursery specializing in the breeding, raising, breaking and rehabilitation of horses;

•	Mark Roberts, also a partner in Hidden Brook Farm, who has been involved in many facets of the thoroughbred industry over a 37-year period;

•	Dr. Robert McMartin, a thoroughbred industry veterinarian, consultant and advisor; and

•	Dr. Peter A. Kazakevicius, a full-time veterinarian for the Adena Springs horse farms owned and operated by Alpen House.

•

Professional Management. Golden Pegasus will supervise all aspects of the training and racing development of our horses. Michael Rogers, the chief executive officer of Golden Pegasus, has worked in virtually every significant area of the thoroughbred horseracing industry and has over 27 years of experience in the industry. Mark Roberts, a member of the thoroughbred selection team, is the President of Golden Pegasus. Jack Brothers, our chief executive officer, is a managing partner of Hidden Brook Farm and has over 36 years of experience in the industry.

•

Access to High Quality Training Facilities and Personnel. The day-to-day care, training and racing management of our horses will be subcontracted to Adena Springs pursuant to an agreement between Adena Springs and Golden Pegasus. We believe that our relationship with Adena Springs, which owns hundreds of its own thoroughbred racehorses, will afford us access to higher quality trainers than we would be able to engage directly as a new participant in the thoroughbred horseracing industry. We believe that Adena Springs’ permanent staff, and its training tracks, barns and other facilities, to which our thoroughbreds will have access when they are not being stabled at racetracks or other remote facilities, are of high quality standards within the industry.

Our Strategy

We intend to pursue opportunities to realize revenues from two principal activities: racing our horses during our operating period and selling our horses in claiming races or in connection with the liquidation of our assets or otherwise.

We expect to begin racing those of our thoroughbreds that we believe to be promising in the third quarter of 2012. We intend to train and race our horses until November of 2013 and sell the horses we own at such time as three year olds. After the horses are sold, the net proceeds from our liquidation will be distributed to our stockholders of record as of the close of business on our end date. Our business plan may be considered unique because of the short duration of our expected operating period and our plan to sell our horses as three year olds. The opportunity to receive a return of capital or any profit from an investment in us will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three year olds. Most thoroughbred horses are sold as yearlings or two year olds and there is no widely recognized auction market for the sale of three year old horses, although three year olds are included in “all ages “ horse auctions. Management believes that it will be possible to generate enthusiasm for the purchase as three year olds of our horses that have been raced because a limited number of “in form” (i.e., trained) three year old thoroughbreds become available on the market each year and because purchasing an “in form” horse reduces risk as compared to the purchase of a horse that has not been trained. It is also possible, although no assurance can be given, that certain of our horses may be sold as broodmare prospects.

Because the ability to sell our horses is central to our business plan, we will seek to implement a racing strategy that develops our horses to a profitable sale position by November of 2013, although there can be no assurance that we will be successful in doing so. We will seek opportunities to generate racing revenues during our operating period.

Risk Factors

We face risks and uncertainties that may affect our business and future financial performance, including, among others, the following: the fact that most racehorse ownership is not profitable; the racing performance of our horses; the future value of our horses; estimates regarding the operating expenses of our business and the belief that upon completion of this offering, we will have sufficient funds to sustain our operations through the end of our operating period; our status as a development stage company; the decline in the popularity of horse racing; the likelihood of realizing proceeds from horse ownership, particularly from horses whose purchase price exceeds $100,000; potential periodic impairment charges; declines in racetrack attendance; our dependence on Golden Pegasus and our Chairman, officers and key employees; our dependence on the facilities and staff of Adena Springs; the limited capitalization of Golden Pegasus; our ability to race our horses; the sale of one or more of our horses entered in claiming races or otherwise; the physical health and condition of our horses; decreases in our inventory of horses; conflicts of interest of Golden Pegasus, Alpen House, their respective officers and directors and our officers and directors; certain affiliated parties’ ability to exert significant influence in our corporate matters due to concentrated ownership of our common stock; our ability to secure insurance at adequate levels; state racing regulations limiting our ability to race our horses and your ability to acquire and retain our common stock; our vulnerability to additional or increased taxes and fees; the limited liquidity and trading of our common stock; state securities laws limiting secondary trading of our common stock; our ability to pay dividends or make any distributions on our common stock prior to the Distribution Date; potential future dilution of our share value; the rejection of a prospective investor’s subscription; and our ability to complete the offering. See “Risk Factors” beginning on page 7.

Our principal executive offices are located at 901 S. Federal Highway, Hallandale Beach, Florida 33009, and our telephone number is (954) 457-6997.

Our corporate website is www.horseexchange.com/machouno. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

Summary of the Offering

Issuer	Macho Uno Racing Corporation.

Common Stock Offered	405,000 shares of common stock.

Offering Type	We are offering our shares to the public without the involvement of an underwriter. The offering is being conducted on a best efforts, all or none basis. If less than all of the shares offered hereby are sold during the offering period, we do not intend to conduct a closing of the offering and amounts deposited by investors will be returned without interest or deduction.

Common Stock to be Outstanding After This Offering	450,000 shares of common stock.

Price Per Share of Common Stock	$10.00 per share of common stock.

Suitability	Investors will be required to represent that their investment in the offering, together with any investments in our sister companies, does not represent in excess of 10% of their net worth, exclusive of their principal residence. We reserve the right to impose different suitability requirements on investors in the offering, including the requirement that investors invest a minimum dollar amount in the offering.

Duration of Offering	The offering will terminate within 90 days from the date of this prospectus. At our sole discretion, we may extend the offering for up to an additional 90 days, without notice.

Liquidation	We intend to liquidate our assets following the end of our operating period and distribute the net proceeds from the liquidation to our stockholders. Only stockholders of record on our end date will receive a liquidating distribution on the Distribution Date. There will be no trading in our common stock after the completion of our operating period. We intend to distribute the net proceeds from the liquidation of our assets, after establishing any required reserves, no later than January 31, 2014.

Principal Shareholder	Golden Pegasus has subscribed for 44,000 shares of our common stock at a price of $10.00 per share in a private placement negotiated prior to the commencement of the offering that is contingent upon the closing of the offering. Golden Pegasus, our officers or directors or one of our other affiliates, which may be an entity controlled by or included in The Stronach Group, may, but will not be required to, purchase additional shares in the offering. Without limitation, some or all of our officers and directors and the officers and directors of Golden Pegasus may purchase shares in the offering. Assuming all of the shares of common stock offered by us other than the 45,000 shares that have been subscribed for by Golden Pegasus are sold to other parties, Golden Pegasus will own approximately 10% of our outstanding common stock immediately following the completion of the offering.

Use of Proceeds	We expect to receive net proceeds from the sale of common stock being offered by us in this offering, after deducting estimated expenses and assuming all shares of common stock offered by us are sold and that we do not engage any registered broker-dealers to participate in the sale of shares in the offering, of approximately $4.3 million. We intend to use the net proceeds from this offering to repay a promissory note issued by us to Alpen House on December 16, 2011 in consideration for the sale to us by Alpen House of our 20 horses; to pay amounts due under our training and maintenance agreement with Golden Pegasus; to pay the legal, accounting and other costs associated with being a public reporting company; and for working capital and general corporate purposes. See “Use of Proceeds.”

Certain Related Party Transactions	See “Conflicts of Interest” and “Related Party Transactions” for a discussion of business relationships between us and related parties.

Risk Factors	You should carefully read the information set forth under “Risk Factors” and the other information set forth in this prospectus before investing in our common stock.

Trading Market	There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over–the–counter market. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We have not applied for listing or quotation on any public market. We intend to seek to have our common stock quoted on the OTC Pink market, although there can be no assurance that our common stock will be quoted on the OTC Pink market. See “Market Information.”

Summary Financial Data

The following table sets forth summary financial data at December 16, 2011. The summary financial data set forth below have been derived from our audited financial statements and the accompanying notes included in this prospectus. The summary historical financial data should be read together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our audited financial statements and the accompanying notes included in this prospectus.

Balance Sheet Data

At December 16, 2011
Cash and cash equivalents	$10,000
Total assets	$1,292,884
Total indebtedness	$1,111,000
Total liabilities	$1,244,455
Stockholder’s equity	$48,429

Risk Factors

Our business, financial condition and results of operations could be materially and adversely affected if any of the risks described below occurs. As a result, our ability to train and race our horses, sell our inventory of horses by the end of our operating period and realize net proceeds in an amount in excess of the amount raised in the offering may be adversely affected, and upon our liquidation, you may not be able to recoup any or all of your initial investment in the offering. In addition, the market price of our common stock could decline, and you could lose all or part of your investment. We may face additional risks and uncertainties that are not currently known to us, or that we currently deem immaterial, which may also impair our business. You should carefully consider all of the risk factors set forth below before making an investment decision regarding our common stock.

Risks Related to the Company

Most racehorse ownership is not profitable.

The business of training and racing thoroughbred racehorses is a high-risk venture and most racehorse ownership is not profitable. In particular, studies in the U.S. market have concluded that financial returns from owning racehorses are negative in the aggregate. There is no assurance that any of our horses will generate positive returns or that we will not lose a portion or all of the capital we invest in them and that investors will not lose a portion or all of the capital they invest. Among other things, thoroughbreds are subject to injury and disease which can result in forced retirement from racing or, at the extreme, natural death or euthanasia of the animal. While a thoroughbred may have an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. There can be no assurance that the value of our horses will not decrease in the future or that we will not incur losses on the racing careers or sale or other disposition of any or all of our horses. Any such circumstance will materially and adversely affect our business, financial condition and results of operations.

Our future success is dependent upon the racing performance of our horses and any appreciation in their value; investment in the offering is highly speculative.

We were organized for the sole purpose of acquiring our inventory of 20 horses, training them, racing them and selling them in claiming races or otherwise, or in connection with the liquidation of our assets, which is expected to commence in November of 2013.

Our only source of revenues prior to liquidation will be any racing purses won by our horses and the sale of any horses that are sold prior to liquidation. We cannot predict with any certainty the future performance of any of our horses in any given race or the value that will be realized upon the sale of any of our horses. We have no intention of replacing any horses that are claimed, injured or die during the operating period (although we retain the discretion to do so where adequate resources are available). As a result, our assets available for distribution to stockholders on the Distribution Date could be substantially depleted.

The only assets potentially available for distribution on the Distribution Date will be any cash on hand from purse winnings and any proceeds on hand realized from the sale of our horses. The amounts available for distribution will be subject to reduction in respect of expenses incurred by us in connection with our organization and during our operating period, any claims made against us and any required expense or liability reserves. If our net aggregate proceeds from our racing activities and the future sale of our horses do not exceed our costs of acquiring the horses, the training and maintenance fees paid to Golden Pegasus and additional costs related to the care and racing of our horses, the other costs associated with our operations (including the costs associated with being a public reporting company), and any claims made against us, investors in the offering who hold their shares until our end date will, on the Distribution Date, receive distributions that are less than their initial investment in the offering. Without limitation of the foregoing, we estimate that approximately 27% of the offering proceeds will be used to pay expenses related to the offering and ongoing legal, accounting and other administrative expenses, most of which would not ordinarily accompany an investment in thoroughbred racehorses. The burden of these expenses, at a minimum, will have to be overcome in order for investors to realize a return of their investment or any return thereon.

There may not be an opportunity to sell any shares of common stock acquired in the offering prior to our end date without incurring a loss. The ability of stockholders who hold their shares on our end date to realize a return of their investment in the offering or to realize any gain from an investment in the offering is highly speculative and there can be no assurance of any positive return or that there will not be a partial or total loss of funds invested in our common stock.

We may not have sufficient proceeds from the offering or our operations to sustain our operations through the end of our operating period.

We estimate that we will need an aggregate of approximately $4.3 million to fully implement our business plan and cover ongoing expenses through the Distribution Date. There can be no assurance that the net proceeds raised in the offering will be sufficient to implement our business plan during our operating period. Furthermore, there can be no assurance that we will achieve the same financial stability as our sister companies or that an investment in us will not ultimately be riskier than an investment in one of our sister companies.

Working capital may prove to be insufficient, including because unanticipated operating expenses arise, our horses win fewer or less valuable purses than we anticipate, casualty events occur, our horses require major surgeries or other medical treatments that are not carried out pursuant to the training and maintenance agreement, including because of the $100,000 limitation on extraordinary medical expenses, or for other reasons. If we do not raise enough proceeds in the offering, if we are unable to realize sufficient future revenues or if for any other reason we do not have sufficient working capital to continue operations we may be forced to cease operations and liquidate earlier than we have planned. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

The costs and burdens of being a U.S. public reporting company are substantial. Compliance with changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and other SEC regulations, may require significant management attention and external resources and associated costs. It is possible that we will spend at least $115,000 per year complying with applicable reporting and other public company requirements. We may be unable to accurately assess the costs and demands of public reporting company status until we have commenced operations.

Due in part to the fact that we currently have no operations, our independent auditors currently include an explanatory paragraph in their report on our financial statements regarding our ability to continue as a going concern. We have limited capital and have suffered losses from operations and negative cash flows from operations during the start-up phase of our business.

We are a development stage company.

We were incorporated on November 18, 2011. We are a development stage company and may never be able to effectively implement our business plan. Although we believe there will be an opportunity to generate revenues from our contemplated business activities, no assurance can be given in this regard. The revenues and income potential of our proposed business and operations are unproven. For example, our business plan contemplates operating for approximately a two-year period and selling all of our horses when they are three year olds. The lack of our operating history and the unproven nature of our business strategy makes it difficult to evaluate the future prospects of our business.

The popularity of horse racing has declined.

There has been a general decline in the number of people attending and wagering on live horse races at North American racetracks, including because of increased competition from other wagering and entertainment alternatives such as spectator sports and other gaming options, and the unwillingness of customers to travel a significant distance to racetracks. Competitive gaming activities include traditional and Native American casinos, video lottery terminals, state-sponsored lotteries and other forms of legalized and non-legalized gaming in the U.S. and other jurisdictions, and we expect the number of competitors to increase.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), declined by about 4.8% over the same period. A recent study commissioned by The Jockey Club indicated that thoroughbred horseracing’s core fan base is shrinking, that fans wager less on thoroughbred horseracing than they did a year ago and that wagers, or “handle”, per race has declined in most racing categories since 2000. The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen.

Lower interest in horse racing and a continued decline in racetrack attendance could materially and adversely affect our business, financial condition and results of operations because the number and amount of purses may decline. If the opportunity to generate revenues and profits from thoroughbred ownership declines, the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

Studies have shown that the likelihood of realizing sufficient proceeds from the racing and ultimate sale of a thoroughbred racehorse to cover its purchase price and maintenance costs during the period of ownership increases with purchase price up to $100,000 and is lower for horses costing in excess of $100,000 than for lower priced horses; because the purchase prices of our horses were principally either at or below $50,000 or above $100,000, we may realize lower returns than if we had followed a different horse selection strategy.

Studies have shown that the likelihood of realizing sufficient proceeds from the racing and ultimate sale of a thoroughbred racehorse to cover its purchase price and maintenance costs during the period of ownership increases with price up to $100,000 and is lower for horses with purchase prices above $100,000 than for lower priced horses. A possible explanation for the latter relationship is that horses whose ancestry and athleticism suggest that they might, after training, qualify for higher level stakes races carry a premium based on prestige or other intangible factors rather than the likely economic benefits of ownership. We have acquired 12 horses that were purchased by Alpen House for $50,000 or less, 3 horses that were purchased by Alpen House for $100,000 or more (including one horse that was purchased for $210,000) and 5 horses that were purchased by Alpen House for more than $50,000 but less than $100,000. We purchased horses above $100,000 because we believe that prospective investors will be attracted by the potential opportunity of the company to race one or more of its horses in higher level stakes races, but there is no assurance that any of our horses will in fact qualify for such races or that any of our horses that do qualify for such races will win any purses. Investors in our stock may realize returns that are lower than if we had pursued a different horse selection strategy.

Our horses are subject to impairment testing and potential periodic impairment charges.

We intend to test our horse assets for impairment. The value of one or more our horses may become impaired for a variety of reasons, including death, injury or racing losses or lack of training progress. The events and conditions leading to the recording of an impairment charge could have a material and adverse effect on our business, financial condition and results of operations. The recognition of an impairment charge could materially and adversely affect the trading price of our common stock.

Racetrack attendance can be sensitive to reductions in consumers’ discretionary spending, which may result from economic conditions, unemployment levels and other changes we cannot accurately predict and for which we cannot implement mitigating business strategies.

Demand for particular entertainment and leisure activities can be sensitive to consumers’ disposable incomes, which may be materially and adversely affected by recent economic conditions and the persistence of elevated levels of unemployment. Horseracing and related activities may be similar to other leisure activities in that they represent discretionary expenditures likely to decline during economic downturns. In some cases, the perception of an impending economic downturn or the continuation of a recessionary climate can be enough to discourage consumers from spending on entertainment or leisure activities. Further declines in the residential real estate market, higher energy and transportation costs, changes in consumer confidence, increases in individual tax rates, and other factors that we cannot accurately predict may reduce disposable income of racetrack customers. This could result in fewer patrons visiting racetracks, gaming and wagering facilities and online wagering sites, and may impact these customers’ ability to wager with the same frequency and maintain their wagering level profiles. Reduced wagering levels and profitability at racetracks could cause certain racetracks to reduce purse sizes, cancel races or cease operations and therefore reduce the opportunity to generate revenues and profits from our horses and cause the value of our horses to decline. Accordingly, these factors could have a material and adverse impact on our business, financial condition and results of operations.

We are dependent on Golden Pegasus and its officers, our Chairman and our officers, and a loss of any of their services could have a material and adverse effect upon us.

The experience of Golden Pegasus’s officers and of our Chairman and officers is of critical importance to us and if the services of any of these individuals were lost, we might not be able to adequately replace them at all or on comparable terms. Accordingly, the loss of the services of any of five people (Michael Rogers, the chief executive officer of Golden Pegasus; Mark Roberts, the president of Golden Pegasus; Frank Stronach, our Chairman; Jack Brothers, our chief executive officer; and Lyle Strachan, our Chief Financial Officer) could have a material adverse effect on our business, financial condition and results of operations. Under the terms of our training and maintenance agreement with Golden Pegasus, Golden Pegasus may resign without cause.

Competition for personnel with significant experience in our industry is intense, and we will compete for personnel against numerous companies, including larger, more established companies with significantly greater financial resources. Although we intend to enter into an employment agreement with each of our chief executive officer and our chief financial officer, we cannot guarantee that these individuals will remain us; nor can we guarantee that the executive officers of with Golden Pegasus will remain with it. The retention of these individuals will be affected by the competitiveness of their terms of employment.

We do not carry key person life insurance on any of our officers.

We are dependent on the facilities and staff of Adena Springs.

The day-to-day care, training and racing management of our horses is expected to take place principally at the facilities of Adena Springs and at racetracks at which our horses are stabled. We believe that our relationship, through Golden Pegasus, with Adena Springs, which owns and manages over 900 of its own thoroughbred racehorses, will afford us access to higher quality trainers than we would be able to engage directly as a new participant in the thoroughbred horseracing industry. We believe that Adena Springs’ permanent staff, and its training tracks, barns and other facilities, are of high quality standards within the industry.

If the services and availability to us of Adena Springs’ facilities and staff were lost, we might not be able to adequately replace them at all or on comparable terms. Accordingly, a loss of these services and facilities could have a material adverse effect on our business, financial condition and results of operations.

Golden Pegasus was formed specifically to provide training and maintenance services to the Racing Companies and has limited capitalization, as a result of which neither we nor investors will have meaningful recourse against Golden Pegasus for any claims.

Golden Pegasus was formed specifically to provide training and maintenance services to the Racing Companies. Golden Pegasus’ assets consist primarily of its training and maintenance agreements with each of the Racing Companies, including us, and $100,000 contributed by Alpen House in respect of each of the Racing Companies to be used exclusively for the benefit of each Racing Company to fund extraordinary medical expenses for procedures required to be performed on the horses of the Racing Companies during the operating period. As a result, neither we nor investors are likely to have meaningful recourse against Golden Pegasus for any claims that may arise from the business relationship between the company and Golden Pegasus. Furthermore, we will not have any contractual privity with Adena Springs and may not be able to obtain recourse against Adena Springs for any claims that may arise from the business relationship between the company and Golden Pegasus.

Our ability to race our horses is dependent upon numerous factors, including the ability to successfully train our horses to run races, each racetrack’s racing card, the condition and health of the horse as of the day of the race, and the condition of racetracks.

Our horses were acquired by Alpen House principally at auctions during 2011. Prior to the racing of any of our horses, each horse must be properly trained to compete. We anticipate that the earliest any of our horses will be entered into a race is approximately August 2012. No assurance can be given that any of our horses will be entered into a race by such date. Thoroughbreds typically require significant recovery periods between races and overall, we estimate that prior to our liquidation, our horses that we own for our entire operating period will have been entered into an average of approximately six races per horse, limiting the potential revenues that can be generated from race winnings during our anticipated operating period. No assurance can be given that any of our horses will be entered into any particular number of races.

Racing schedules vary depending upon, among other things, the available racing opportunities during a racetrack’s racing schedule, the types of races being run, the condition of the racetrack and the maximum number of horses competing for each available race. Horses that are owned by entities with overlapping ownership or that are trained by the same trainer that are entered in a race may be coupled under applicable gaming regulations such that pari-mutuel wagering on the horses is combined. Consequently, racetracks may seek to limit entries from entities with overlapping ownership, which could impose a further limit on the available racing opportunities for us and our sister companies, each of which will be at least 10% owned by Golden Pegasus and its affiliates.

Racetrack conditions, such as a grass or a muddy racetrack (as opposed to a dirt racetrack or all-weather track), may further limit our ability to race a horse because we may decline a racing opportunity when we believe a horse underperforms on the surface on which the race is being run or if we believe conditions are such as to expose the horse to undue risk of injury.

The overall health and condition of our horses as of a racing date will also be considered in whether a horse is available for racing. In the event of sickness or injury, a horse may be removed from the racing card, and depending upon future available racing opportunities, may not be able to race for a significant period of time or at all.

We may be forced to sell a horse entered in a claiming race.

Certain races on a racing card at a racetrack are typically designated as claiming races. A claiming race is a race that permits anyone to buy a horse entered into the race and requires the owner of the horse to sell the horse at the specified price, irrespective of whether the horse wins the race. The claiming race price is specified in advance and is generally applicable to each horse in the race.

If we decide to enter one of our horses in a claiming race because we believe that the horse is no longer competitive in stakes or allowance categories or for other reasons, we will run the risk that if claimed, we will be forced to sell the horse at the specified price for the claiming race, which, in combination with any winnings from that race, may be below our cost of acquiring, training and caring for the horse.

Racehorses are prone to injury.

Racehorses can be susceptible to leg or other injuries, which can adversely affect, shorten or end their ability to race or otherwise adversely affect them. No assurance can be given that our horses will not sustain any injury during stabling, training, racing or transport to and from various racetracks, irrespective of the level of precaution taken. Certain of our horses have been injured or may become injured prior to the completion of the offering and there can be no assurance that the training or racing of one or more of our horses will not be so impaired. In particular, on September 24, 2011, one of our horses, the filly by Macho Uno out of Dashes N Dots (identified as Horse 2 in “Business—Horse Acquisitions—Our Thoroughbred Racehorses” below), injured its foot and underwent surgery related to this injury but has now commenced the training process. Additional injuries may occur prior to the effective date of the registration statement of which this prospectus is a part. There can be no assurance that our horses that have been injured will heal within our estimated timeframes for recovery. Furthermore, particularly in light of the short duration of our operating period, an injury requiring extended recovery time is likely to negatively impact total revenue earning opportunities for the injured horse. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

Our inventory of horses may decrease, which could adversely affect our operations.

The number of horses we own could decrease as a result of the factors described above and other factors, including those due to retirement for injury or other reasons or voluntary or forced liquidation, such as for the purposes of paying operating or other expenses under circumstances where available working capital is insufficient. Any reduction in the number of horses we own will reduce the opportunity to generate racing revenues and liquidation proceeds and may materially and adversely affect our business, financial condition and results of operations.

Golden Pegasus, its officers and directors and our officers and directors are subject to potential conflicts of interest with the company which may have a material and adverse impact on our business, financial condition and results of operations.

The allocation of horses to each of the Racing Companies was determined by management of Golden Pegasus, which is controlled by the Stronach family trusts. The principal stockholder, officers, directors, manager and business plans of the Racing Companies are substantially similar. The key distinction among the Racing Companies is the horses that each Racing Company owns. This overlapping ownership, management and contractual structure may have given rise and may in the future give rise to a number of significant conflicts of interest. For a description of certain actual or potential conflicts of interest to which we will be subject, see “Conflicts of Interest.”

Concentrated ownership of our common stock may allow Golden Pegasus and its affiliated parties to exert significant influence in corporate matters which may be adverse to public investors.

Golden Pegasus will own at least 10% of our outstanding common stock and may own (alone or together with affiliated persons and entities) a higher percentage of our common stock if the remainder of the offering is not sold to other investors. Investors in the offering may not have any effective voice in our management, which could result in decisions adverse to our stockholders.

Golden Pegasus could have the ability to control or significantly influence substantially all other matters submitted to our stockholders for approval including:

•	election or removal of our directors;

•	amendment of our certificate of incorporation or bylaws; and

•	adoption of measures that could initiate, delay, impede or prevent a change in control or impede a merger, takeover or other business combination involving us.

The concentration of ownership of our common stock may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Bad weather may adversely affect our business, financial condition and results of operations.

Racetracks operate outdoors and weather conditions surrounding these events may materially and adversely affect our business, financial condition and results of operations, particularly because poor weather may injure a horse or cause us to remove a particular horse from a particular race. Due to weather conditions, racetracks may be required to move a race event to the next live racing day, move the race from a turf track to a dirt track (which could cause us to withdraw a horse from a race in which the type of surface selected no longer suited its running style) or cancel races altogether. These changes would increase our costs and could materially and adversely affect our business, financial condition and results of operations. Poor weather could affect successive events in future periods.

We may be unable to secure insurance for our business, and assuming we are able to obtain insurance, our insurance coverage may not be adequate.

We intend to obtain reasonable policy limits of property, casualty and liability insurance with financially sound insurers. We cannot guarantee, however, that our coverage will be adequate should one or multiple casualty events occur or that our insurers will have adequate financial resources to sufficiently or fully pay our related claims or damages. In addition, we cannot guarantee that adequate coverage will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of a casualty event affecting any one or more of our horses could have a material adverse effect on our business, financial condition and results of operations if asset damage and/or company liability was to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay our related claims or damages. We cannot assure you that future increases in insurance costs will not materially and adversely impact our business, financial condition and results of operations.

State racing laws and regulations may limit our ability to race our horses in certain states and may limit your ability to acquire and retain our common stock.

We are subject to considerable federal, state and local government regulation relating to the ownership of racehorses and other related matters. Many of these regulations are subject to differing interpretations that may, in certain cases, result in unintended consequences that could materially and adversely impact the effective operation of our business. We will be required to obtain licenses in certain states in order to race our horses in such states. We may not be able to obtain necessary licenses or other approvals on a cost effective and timely basis in order to operate our business. Furthermore, we will depend on continued state approval of legalized thoroughbred horseracing in states where we race our horses. The failure to attain, loss of or material change in our licenses, registrations, permits or approvals may materially limit the number of races we enter, and could have a material and adverse impact on our business, financial condition and results of operations.

We may be limited in our ability to race our horses against horses owned by our sister companies or other entities in which there is a commonality of direct or indirect ownership interest, or against horses that are trained by the same trainer, due to so-called “coupling rules” arising under state laws and regulations and rules and conventions used by racing secretaries, as described under “Conflicts of Interest” below. Coupling rules may result in one or the other of the coupled horses being eliminated from a race, either on a mandatory basis or because the racing secretary desires to preserve a full field of horses and can do so by replacing a coupled horse with another eligible horse that is not coupled. Although we have adopted a conflicts policy that endeavors to treat each Racing Company and its directors, officers and other affiliates involved in the thoroughbred racing business evenhandedly in resolving any elimination issues arising as a result of the coupling rules, circumstances could arise that are not fully addressed by the conflicts policy and we could be disadvantaged as a result. Moreover, the application of the policy as intended could result in one of our horses being eliminated from a major race such as The Kentucky Derby or another race in which a large purse is available to be won.

Existing regulations governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain our common stock. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of common stock, generally greater than 3%, 5% or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions and submit to background checks regarding financial history and criminal record. In some states, the identity of every owner of our equity is required to be disclosed and certain owners of our equity may be required to submit to background checks. The effect of the foregoing provisions may be to discourage acquisition of our common stock, either at all or in significant blocks, and to depress the price of our common stock in any market which may develop.

We have not yet finalized a regulatory strategy in every state in which we currently intend to race our horses or in which we may consider racing our horses in the future. If we are not able to resolve equity owner licensing requirements in any state in a way that is consistent with the terms of the offering and the possibility that our common stock will change hands in “street name” or otherwise in the secondary market, we may not be able to race our horses in that state. Any inability to race our horses in a particular state would limit our potential revenue opportunities and could materially and adversely impact our business, financial condition and results of operations.

We are vulnerable to additional or increased taxes and fees.

We believe that the prospect of raising significant additional revenues through taxes and fees is one of the primary reasons that certain jurisdictions permit horse racing. As a result, horse racing activities are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the horse racing industry. Moreover, certain states and municipalities, including ones in which we intend to race our horses, may be experiencing budgetary pressures that may make it more likely they would seek to impose additional taxes and fees on the operations of the racetracks in those states and municipalities. It is not possible to determine with certainty the likelihood of any such changes in tax laws or fee increases, or their administration; however, if enacted, such changes could make the operation of such racetracks less profitable, requiring owners to reduce purse sizes and, therefore, having a material and adverse effect on our business, financial condition and results of operations.

Our forward-looking statements are only plans and objectives.

The statements contained in this prospectus that are not historical fact are “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” or “anticipates,” the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them.

Our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these plans or objectives will be realized, and actual results may vary materially. We cannot assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

Risks Related to our Common Stock and this Offering

There is no current trading market for our common stock and if a trading market does not develop, purchasers of our common stock may have difficulty selling their shares.

There is currently no established public trading market for our common stock and an active trading market in our common stock may not develop or, if developed, may not be sustained. We intend to seek to have our common stock quoted on the OTC Pink market, although there can be no assurance that our common stock will be quoted on the OTC Pink market. If for any reason our common stock is not quoted on the OTC Pink market or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and it is possible that none will do so. Even if a market for our common stock develops, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond our control.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell our common stock offered by this prospectus.

Secondary trading in our common stock sold in the offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, our common stock may not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for our common stock could be significantly impacted thus causing you to realize a loss on your investment.

We do not intend to or anticipate being able to pay any dividends or make any distributions on our common stock prior to the Distribution Dare.

We do not expect to pay any dividends or make any distributions on our common stock prior to the Distribution Date. Our stockholders will not be able to receive a return on their shares of common stock unless they sell them or hold them until our end date. Moreover, there is no assurance that stockholders will be able to sell shares when desired or, if they can, at a price higher than their basis or that any liquid market for our common stock will develop. There is no assurance that the amounts distributed on the Distribution Date will be sufficient for our stockholders to receive a return of their invested capital or any return on capital.

We may, in the future, issue additional common stock, which would reduce then-existing investors’ percentage of ownership and may dilute our share value.

Our certificate of incorporation currently authorizes the issuance of 1,000 shares of common stock but will be amended prior to the closing of the offering to authorize the issuance of 600,000 shares of common stock. Accordingly, the board of directors will be empowered, without further stockholder approval, to issue additional shares of common stock up to the authorized amount, which could adversely affect the voting power or other rights of the holders of the existing common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any stock issued in the future on an arbitrary basis and the issuance of additional common stock would result in dilution to our existing common stockholders. The issuance of common stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our then-existing stockholders, and might have an adverse effect on any trading market for our common stock.

We have agreed to compensate our non-employee directors who remain on our board of directors as of the Distribution Date for their services as directors by paying each such director a fee representing, in the aggregate, a percentage of our net assets available for distribution on the Distribution Date equal to 100% multiplied by (a) 4,000 divided by (b) the sum of (i) the number of shares of our common stock outstanding at such time plus (ii) the product of 4,000 multiplied by the number of such directors. These fees will be paid prior to the distribution to be made to common stockholders on the Distribution Date and will have an effect similar to having a number of additional shares of common stock outstanding at the close of business on our end date equal to the product of 4,000 multiplied by the number of such directors.

Your subscriptions may be rejected.

No assurance can be given that any subscriptions tendered by an investor will be accepted by the termination date of this offering, as the same may be extended, by us in our sole and absolute discretion. If the subscriptions are not so accepted by the termination date of this offering, investors will receive their investment back from the company, without interest or deduction. Accordingly, an investor’s funds may be tied up until the expiration date of the offering, as the same may be extended.

This offering may not be completed.

We are offering shares of our common stock in this offering on a best efforts, all or none basis, without the services of an underwriter. If less than all of the shares offered hereby are sold during the offering period, we do not intend to conduct a closing of the offering and amounts deposited by investors will be returned without interest or deduction.

Our common stock is not a “covered security” and is therefore subject to registration in various states.

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act. Our common stock is not a “covered security” and therefore subject to registration in the various states.

Forward-Looking Statements

This prospectus includes “forward-looking statements,” within the meaning of the Securities Act and the Exchange Act. Forward-looking statements are not based on historical information and include, without limitation, statements regarding our future financial condition and results of operations, business strategy and plans and objectives of management for future operations. Forward-looking statements reflect our current views with respect to future events. The words “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “estimate” and similar expressions identify forward-looking statements. These forward-looking statements are based upon estimates and assumptions made by us or our officials that, although believed to be reasonable, are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially and adversely as compared to those contemplated or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the following:

•	the fact that most racehorse ownership is not profitable;

•	the racing performance of our horses;

•	the future value of our horses;

•

estimates regarding the operating expenses of our business and the belief that upon completion of this offering, we will have sufficient funds to sustain our operations through the end of our operating period;

•	our status as a development stage company;

•	the decline in the popularity of horse racing;

•	the likelihood of realizing proceeds from horse ownership, particularly from horses whose purchase price exceeds $100,000;

•	potential periodic impairment charges;

•	declines in racetrack attendance;

•	our dependence on Golden Pegasus and our Chairman, officers and key employees;

•	our dependence on the facilities and staff of Adena Springs;

•	the limited capitalization of Golden Pegasus;

•	our ability to race our horses;

•	the sale of one or more of our horses entered in claiming races or otherwise;

•	the physical health and condition of our horses;

•	decreases in our inventory of horses;

•	conflicts of interest of Golden Pegasus, Alpen House, their respective officers and directors and our officers and directors;

•	certain affiliated parties’ ability to exert significant influence in our corporate matters due to concentrated ownership of our common stock;

•	our ability to secure insurance at adequate levels;

•	state racing regulations limiting our ability to race our horses and your ability to acquire and retain our common stock;

•	our vulnerability to additional or increased taxes and fees;

•	the limited liquidity and trading of our common stock;

•	state securities laws limiting secondary trading of our common stock;

•	our ability to pay dividends or make any distributions on our common stock prior to the Distribution Date;

•	potential future dilution of our share value;

•	the rejection of a prospective investor’s subscription; and

•	our ability to complete the offering.

We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the securities and caution you not to place undue reliance on the forward-looking statements contained in this prospectus. We disclaim any obligation or undertaking to update publicly or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by applicable law.

Conflicts of Interest

We currently engage in, and expect from time to time in the future to engage in, financial, commercial and other transactions with directors, officers, significant shareholders and other related parties, which may give rise to actual or potential conflicts of interest. We may seek to have such transactions approved by a majority of our independent directors or a committee consisting of such directors but we will not be able to do so in all cases. Certain transactions involving an actual or potential conflict of interest have been completed in connection with our initial organization and were approved by our independent directors. Our directors and officers are or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses, including competitive businesses. There exist potential conflicts of interest including allocation of time between us and their other business activities.

The following is a brief description of certain transactions that have given rise or may in the future give rise to actual or potential conflicts of interest.

The Acquisition of our Horses

The thoroughbred horses we have acquired were purchased by Alpen House during 2011. Management of Golden Pegasus determined the allocation of horses sold by Alpen House to the Racing Companies with the objective of causing the thoroughbred ownership of the Racing Companies to be comparable to a significant degree in terms of sex, purchase prices and states where bred (which may affect the ability of a horse to benefit from state racing funds contributed to certain purses). There can be no assurance that such efforts were successful. An investment in one of our sister companies could be more or less financially advantageous than an investment in us.

Our Sister Companies

We and our sister companies will have the same officers and directors, and these persons will only devote a portion of their time to us and each of our sister companies. Similarly, the personnel of Golden Pegasus will devote only a portion of their time to us and each of our sister companies. Our officers and directors and Golden Pegasus will control the allocation of certain resources to us and our sister companies and may exert substantial influence on the success of us and our sister companies. One such company may be favored over another by virtue of, among other factors, the available time and resources of our officers and directors and the officers and directors of Golden Pegasus not being allocated evenly across the Racing Companies.

Our executive officers could potentially seek to favor one Racing Company over another by controlling the horses from each Racing Company that are nominated to enter specific races. We intend to implement procedures to limit the involvement of our executive officers in those decisions and permit them to be made by trainers or, where our executive officers or directors will be involved and there is more than Racing Company seeking to nominate a horse for a specific race, to require the conflict to be resolved, to the greatest extent practicable, by the applicable racing laws and regulations and track rules or otherwise by the racing secretary for the race. However, it is possible that decisions related to the entry of horses into higher level stakes races and other significant matters will arise that are not fully resolved through these procedures and therefore will require our executive officers and directors to be involved in decision-making by two potentially competing Racing Companies. Similar conflicts of interest may arise with respect to the executive officers and directors of Golden Pegasus.

Competitive Activities

Certain of our directors and each of our officers, including Mr. Stronach, who serves as our Chairman, Jack Brothers, who serves as our chief executive officer, Lyle Strachan, who serves as our chief financial officer, and Alon Ossip, who serves as our secretary, and the executive officers and directors of Golden Pegasus engage and will continue to engage in the ownership and racing of thoroughbreds and other related business activities. Their participation in these activities may give rise to conflicts of interest in their decision-making, or participation in decision-making, on behalf of the company. Each of these individuals may be in a position to influence the racing development of or care for our horses in a manner that could disadvantage us relative to the other racehorse operations in which they are involved and they may prefer those other racehorse operations in such circumstance. We have waived the corporate opportunity doctrine with respect to their competitive thoroughbred ownership and racing activities as permitted by Section 122(17) of the Delaware General Corporation Law, subject to their compliance with the conflict procedures described under “—Coupling of Horses” below.

The Training and Maintenance Agreement

We have entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus and Golden Pegasus receives a flat fee payment per horse per day, which commenced effective November 17, 2011, as described in further detail under “Business—Training and Maintenance Agreement” below. We and Golden Pegasus believe, based on the rates expected to be paid to the trainers engaged on our behalf and the current costs of providing items such as transportation, feed, blacksmithing and other goods and services to be provided under the training and maintenance agreement, that this fee will approximate or be lower than Golden Pegasus’s actual costs. Furthermore, Alpen House has contributed to Golden Pegasus $100,000 to be used exclusively for our benefit to fund extraordinary medical expenses for procedures required to be performed on our horses during the operating period. Although it is possible that Golden Pegasus will experience a modest profit if the effect of the medical fund and such costs are ignored, Golden Pegasus has agreed that if it realizes more than a 10% net margin under the training and maintenance agreement determined on such basis, the amount in excess thereof will be refunded to us.

Except as described in the preceding paragraph, neither the company nor Golden Pegasus will be entitled to an adjustment to the amount of the training and maintenance fee based on the actual costs incurred by Golden Pegasus pursuant to the training and maintenance agreement. Since the training and maintenance agreement does not include any incentive compensation related to the performance of our horses, this arrangement may cause Golden Pegasus to seek out cost saving measures that are not in our best interests by, for example, electing not to enter qualified horses in order to save on nomination or entry fees, transportation charges or other expenses that would be incurred.

Golden Pegasus will have the discretion to subcontract or outsource all or a portion of the services and products to be provided by it under the training and maintenance agreement. It is Golden Pegasus’s current intention to outsource the provision of all of these products and services to Alpen House, trainers selected and engaged by Golden Pegasus and certain third party veterinarians.

Michael Rogers, the chief executive officer of Golden Pegasus, is associated with Alpen House, which is controlled by the Stronach family trusts, and Mr. Rogers performs and will continue to perform substantial services for Alpen House and other entities within The Stronach Group or affiliated with such entities in addition to providing services to us pursuant to the training and maintenance agreement.

Enforcement of Affiliate Agreements

We are entering into contractual arrangements with affiliated entities, including the training and maintenance agreement with Golden Pegasus and a license of our name from TSG HIP, Inc., an entity controlled by The Stronach Group. Our office is co-located with Golden Pegasus’ office at Gulfstream Park, which is owned by The Stronach Group. Because of the significant ownership position of Golden Pegasus, which is controlled by The Stronach Group, in our common stock and the fact that Golden Pegasus and the other entities referenced above are controlled by The Stronach Group; the fact that our executive officers have other business relationships with The Stronach Group; and the fact that Mr. Stronach will serve as our chairman, conflicts of interest will exist with regard to the enforcement of our rights under these agreements and any other transactions or arrangements with affiliated parties. Our conflicts of interest policy provides that claims and disputes related to agreements with affiliated parties will be controlled by our independent director committee, but this procedure may not be sufficient to address the potential conflicts because our independent director committee will rely on management to identify such claims and disputes.

Racing of Horses at Tracks Owned by The Stronach Group

Certain of our horses are expected to race primarily on the east coast of North America and others are expected to race primarily on the west coast. Our “east coast” horses that are considered by us to be eligible to be raced at Gulfstream Park will be raced there in preference to other racetracks. Our “west coast” horses that are considered by us to be eligible to be raced at Santa Anita Park will be raced there in preference to other racetracks. Gulfstream Park and Santa Anita Park are owned by The Stronach Group, which is owned by trusts for the benefit of members of the Stronach family. Our preference for racing at Gulfstream Park and Santa Anita Park and the logistics that follow from that policy may conflict with the desires of our trainers and may operate to limit revenue opportunities related to racing activities. We may similarly favor other racetracks owned by The Stronach Group.

Liquidation

The opportunity for an investor in the offering who holds his shares until our end date to realize a positive return from an investment in the offering will be substantially dependent on our ability to sell our horses at an attractive price. We have obtained assurances from our officers and directors, Golden Pegasus, and the officers and directors of Golden Pegasus that they will not seek to purchase our horses in claiming races. However, we cannot assure you that a stockholder with whom we do not have a pre-existing agreement will not purchase one or more of our horses in a claiming race or otherwise.

Coupling of Horses

In certain cases, regulatory bodies or racetrack owners will “couple” two or more horses as a single wagering interest where there is specified ownership overlap or the horses have the same trainers. However, the winning purse is not shared among the coupled horses and only the winning horse is entitled to the entire amount of the purse. Due to the commonality of ownership and potential overlapping training relationships, there is a significant chance that our horses may be coupled with other horses, including horses owned by our officers and directors, our sister companies, and Alpen House.

Certain states and racetracks limit or restrict the ability of horses to race in the same race with each other if those horses are owned in whole or in part by the same person or entity or trained by the same trainer. Moreover, even where such restrictions do not apply, a racing secretary may eliminate horses from a race to prevent coupling. Our trainers will be given the discretion to determine the nomination of horses under their supervision to races other than Grade I, II and III stakes races and claiming races. Furthermore, although the authority to nominate our horses to Grade I, II and III stakes races and claiming races rests with our chief executive officer, in most instances a decision to do so will be based on the trainer’s identification of the horse as a suitable candidate for the race, and our board of directors has adopted a policy requiring the nomination of any horse so identified by its trainer unless the board determines that the nomination of the horse for that race would be contrary to the best interests of the company. No trainer will be permitted to be retained to train horses owned by more than one Racing Company. Although we believe these procedures reduce the likelihood that a conflict of interest will arise in connection with decisions to nominate our horses to race, the potential remains for horses to be nominated to the same race under circumstances where elimination of one of the horses is required.

We and each of the other Racing Companies have adopted conflicts policies providing that if one of our horses is coupled with a horse owned by another Racing Company in a race other than a Grade I, II or III stakes race and either applicable law or the racing secretary for the race requires one of the coupled horses to be eliminated, the horse with the most recent start date (i.e., the date it last started in a race) will be eliminated without seeking to assess the relative competitiveness of the horses vying for entry. If a horse is required to be eliminated from a Grade I, II or III stakes race because of a coupling issue, the horse with the most earnings will be permitted to remain in the race and the other horse or horses will be eliminated. If a horse is required to be eliminated from a race under coupling rules and the conflict is not resolved by the foregoing procedures, the racing secretary will be requested to determine the horse that will be eliminated based on such established rules and procedures as are applicable or, if the racing secretary determines that no established rules and procedures apply, to determine the elimination by lot. If the racing secretary declines to do so, our chief executive officer will determine the elimination by lot. If a horse is eliminated from a race on the basis of these procedures, the Racing Company or other entity owning that horse will not have any right to share in the purse winnings of the horse that is permitted to remain in the race.

Our officers and directors, Golden Pegasus, and the officers and directors of Golden Pegasus have agreed in writing to be bound by the foregoing conventions in the event a Racing Company horse is coupled with a horse in which they have a direct or indirect ownership interest or with which there is an overlapping training relationship.

Stabling of Our Horses

We expect that our horses will be stabled at Adena Springs or other properties owned or operated by Alpen House, our officers and directors or their respective affiliates, as well as various racetracks in the United States and Canada. As a result, our horses may interact with horses owned by one or more of these persons or entities, and any conflict that arises between us and any of these persons or entities with respect to the allocation of internal and external resources, including obtaining the benefit relationships with trainers, jockeys and other industry participants, may be resolved in their favor.

Use of Proceeds

We expect to receive net proceeds from the sale of common stock being offered by us in this offering, after deducting estimated expenses of this offering that are payable by us and assuming all shares of common stock offered by us are sold and that we do not engage any registered broker-dealer to participate in the sale of shares in the offering, of approximately $4.3 million. We intend to use the net proceeds from this offering to:

•	repay a promissory note in the amount of $1,224,000 issued by us to Alpen House on December 16, 2011 in consideration for the sale to us by Alpen House of our horses;

•

pay the anticipated aggregate training and maintenance fee of approximately $2.3 million that will become due under our training and maintenance agreement with Golden Pegasus during the operating period;

•	pay the legal, accounting and other costs associated with being a public reporting company; and

•	for working capital and for general corporate purposes.

Determination of Offering Price

The offering price for the shares of our common stock offered hereby is approximately a pro rata portion of the purchase price for our horses, the fees we expect to pay to Golden Pegasus pursuant to the training and maintenance agreement, our anticipated expenses of being a public company and a working capital reserve. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

Capitalization

The following table presents our capitalization at December 16, 2011 on a historical basis and as adjusted to give effect to the sale of 405,000 shares of our common stock by us in this offering (and the concurrent sale of 44,000 shares of our common stock to Golden Pegasus) and the receipt of approximately $4.3 million in estimated net proceeds after deduction of estimated offering expenses payable by us in connection with this offering. The table assumes an increase in the number of shares of our authorized capital stock, which we intend to implement prior to the closing of the offering, and does not give effect to any use of proceeds from this offering. This table should be read in conjunction with our audited financial statements included in this prospectus, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	At December 16, 2011
	Actual	As Adjusted
Liabilities
Promissory Note	$1,111,000	—
Stockholder’s equity
Common Stock, $0.001 par value, 1,000 shares authorized, actual, 600,000 shares authorized, as adjusted; 1,000 shares issued and outstanding, actual, and 450,000 shares issued and outstanding, as adjusted	1	450
Additional paid-in capital	$122,999	$4,612,550

Total capitalization	$1,234,000	$4,613,000

Dilution

All directors, officers and affiliates who have purchased shares of our common stock prior to the date hereof, or who will do so in connection herewith, have paid and will pay the same $10.00 per share price that is being paid by investors in the offering. There will be no material dilution to investors in the offering by reason of losses incurred by the company to date.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Business Overview

We were formed for the purpose of offering a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in thoroughbred racehorses at a minimum level of investment commitment that is significantly lower than ordinarily accompanies such opportunity. We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note. Each thoroughbred racehorse was a yearling when purchased. Alpen House began training our thoroughbred racehorses in the fourth quarter of 2011 and we intend to continue training them, and to race those that are determined to be suitable for racing, until approximately the fourth quarter of 2013. We intend to liquidate our assets at the end of our operating period and complete a distribution of the net proceeds from the liquidation of our assets to stockholders of record as of the close of business on our end date.

Results of Operations

From inception on November 18, 2011 to December 16, 2011:

Revenues. We generated $0 in revenues. We have never generated any revenues and there can be no assurance we will ever generate enough revenues to sustain our operations.

Operating Expenses. Our operating expenses consisted of $74,571 of general and administrative expenses. The $74,571 of general and administrative expenses was for training and management fees, legal and accounting fees, incorporation costs and marketing and was paid in cash using the proceeds from an initial subscription for our shares by Golden Pegasus and payments made by related parties. We incurred $90,000 of expenses for training and maintenance fees during such period. $58,884 of these expenses have been capitalized and are reflected on our December 16, 2011 balance sheet as additions to livestock horses. See note 4 to our audited financial statements included in this prospectus. The remaining $31,116 of these costs has been expensed.

Net Loss. We had a net loss of $74,571.

The results of operations for the period November 18, 2011 to December 16, 2011 are not indicative of the results for any future period. During this initial period, we were primarily focused on preliminary work related to the offering, recruiting our directors and officers, business planning, developing our business model, creating marketing materials, designing our website and the acquisition and training of our horses. We expect to considerably increase our operating expenses in the future, particularly expenses relating to marketing, accounting and legal fees.

Liquidity and Capital Resources

Our balance sheet as of December 16, 2011 reflects cash assets of $10,000, our horse assets of $1,282,884, the promissory note issued to Alpen House in the original principal amount of $1,224,000, and no other material assets or liabilities. The promissory note issued by us to Alpen House bears a below-market interest rate and is therefore reflected at a discount of approximately $113,000 on our books. The discount has been allocated to paid-in capital as of December 16, 2011. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date and have been provided by an initial subscription for our shares by Golden Pegasus and by loans and advances by other related parties.

Beginning on or about November 17, 2011, we expensed training and maintenance fees of $3,000 per day, representing $150 per horse per day, to train and care for our horses pursuant to the training and maintenance agreement. Beginning on December 23, 2011, we started to expense compensation costs of approximately $1,150 per day for our chief executive officer and chief financial officer. The training and maintenance fee is a fixed contractual expense covering substantially all of the costs associated with training and caring of our horses, including ordinary course veterinary care and, subject to the limit of the $100,000 extraordinary medical expense reserve established for our benefit, all other veterinary care but excluding insurance costs. Additionally, from inception through December 23, 2011, we have spent approximately $43,000 attributable to marketing, legal and accounting expenses associated with the operations of our business.

Over the next 12 months, we anticipate needing at least $1.5 million for total operating expenses, including approximately $1.1 million in training and maintenance fees under the training and maintenance agreement and approximately $1,150,000 for the expenses associated with this prospectus and the offering. We will utilize a portion of the cash raised in the offering to pay such expenses.

Currently, we do not have any arrangements for any financing, whether it be through the sale of shares of our common stock or any other method of financing. No assurance can be given that we will obtain access to capital markets in the future or that adequate financing to satisfy the cash requirements of implementing our business strategies will be available on acceptable terms. Our inability to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon our business, financial condition and results of operations. Our failure to raise additional funds if needed in the future will adversely affect our business operations, which may cause us to cease to be a going concern and lead you to lose your entire investment.

It is likely that our operating losses will increase in the future and it is very possible we will never achieve or sustain profitability. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall or other unanticipated changes in our industry. Any failure by us to accurately budget our financials would have a material adverse effect on our business, results of operations and financial condition.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to our audited financial statements included in this prospectus. We have consistently applied these policies in all material respects.

Off–Balance Sheet Arrangements

We do not have any off–balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Business

Introduction

We were formed for the purpose of offering a broad range of investors the opportunity to participate in the enjoyment and excitement of an equity investment in thoroughbred racehorses at a minimum level of investment commitment that is significantly lower than ordinarily accompanies such opportunity. We intend to train and race our thoroughbreds during our operating period. We intend to liquidate our assets at the end of our operating period and distribute the net proceeds from the liquidation to our stockholders, after establishing any required reserves, no later than January 31, 2014.

Investing in thoroughbred racehorses is a speculative activity and the most frequent financial outcome from ownership of a thoroughbred horse is the partial or total loss of invested capital. No assurance can be given that an investor will receive a return of invested capital or that any return on invested capital will be realized.

We currently own 20 thoroughbred racehorses, which we acquired from Alpen House in exchange for a promissory note prior to the commencement of the offering. Each thoroughbred racehorse was a yearling when purchased. Our horses were selected by the management of Golden Pegasus from a pool of 120 thoroughbred horses acquired by Alpen House prior to the offering. All but two of the horses in the pool were selected and acquired at auction by the thoroughbred selection team as described in further detail below, and the remaining two horses were acquired in a similar manner. Mr. Stronach, through various entities, including Alpen House and others controlled by the Stronach family trusts, has been involved in the business of owning and racing thoroughbred horses since 1962 and has been involved in owning and operating horse racetracks since 1999.

All of our thoroughbred training and racing activities will be managed by Golden Pegasus. Golden Pegasus intends to outsource the provision of the services and products to be provided by it under the training and maintenance agreement to Alpen House, trainers engaged by Golden Pegasus and certain third party veterinarians.

Overview of the Horse Racing Industry in the U.S. and Canada

During 2010, there were 67,554 active thoroughbred racehorses in the U.S. and Canada. Those horses raced in a total of 5,918 thoroughbred races and earned approximately $1.1 billion in purse winnings. Thoroughbred horse races in 2010 attracting millions of spectators and aggregate handle of more than $11.4 billion at tracks and at off-site locations.

The following table shows the number of starters and starts, total earnings and average earnings per runner for the top 10 jurisdictions in the U.S. and Canada ranked by total earnings:

	Starters	Starts	Total Earnings (millions)	Average Earnings
Kentucky	19,643	118,821	$412.2	$20,985
Florida	8,791	61,212	$160.5	$18,255
California	5,319	33,414	$69.7	$13,098
New York	3,632	25,134	$65.7	$18,089
Ontario	2,840	17,877	$65.4	$23,030
Louisiana	4,285	21,654	$45.3	$10,566
Pennsylvania	2,322	14,636	$40.5	$17,430
Maryland	1,770	11,474	$29.8	$16,814
Illinois	1,819	11,980	$22.8	$12,533
New Mexico	1,783	9,571	$19.3	$10,831

Source: Equibase Company LLC; The Jockey Club.

Pari-mutuel wagering is the prevalent form of wagering on horse racing events. Pari-mutuel wagering is a form of wagering in which wagers on horse races are aggregated in a commingled pool of wagers, called a mutuel pool, and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutuel pool and the allocation of those dollars among the various kinds of bets. Unlike casino gaming, the customers bet against each other, and not against the operator, and therefore the operator bears no risk of loss with respect to wagering conducted except in the case of minimum payout bets. The pari-mutuel operator retains a pre-determined percentage of the total amount wagered, called the takeout, on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutuel pool is distributed to the winning customers. Of the percentage retained by the pari-mutuel operator, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in a track’s races. Pari-mutuel wagering on horse racing is the largest form of pari-mutuel wagering, and it is currently authorized in over 40 states of the United States and all provinces of Canada.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), have shown a more modest decrease, declining by about 4.8% over the same period, as illustrated in the table below:

Total U.S. Purses (in $ billions)

	2003	2004	2005	2006	2007	2008	2009	2010
Total Purses	1.206	1.228	1.198	1.242	1.308	1.292	1.216	1.148
Percent Change	—	1.8	-2.4	3.6	5.3	-1.2	-5.9	-5.6

Source: Equibase Company LLC; The Jockey Club.

A recent study commissioned by The Jockey Club indicated that thoroughbred horseracing’s core fan base is shrinking, that fans wager less on thoroughbred horseracing than they did a year ago and that handle per race has declined in most racing categories since 2000. The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen. Major racing events, however, continue to draw large crowds, earn high television ratings and attract substantial total handle.

Our Business Plan

We have only acquired horses that were yearlings at the time of purchase. We intend to train and race our horses until the fourth quarter of 2013 and then sell them as three year olds. After the horses are sold, the company will be wound up and the net proceeds from its activities will be distributed on the Distribution Date. We believe our business plan is unique because of the short duration of our expected operating period and our plan to sell our horses as three year olds. The opportunity to receive a return of capital or any profit from an investment in the company will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three year olds. All thoroughbreds in the northern hemisphere celebrate their birthdays on January 1, such that two horses born in the same calendar year at December and January will be considered the same age and will advance one year in age every January 1. Most thoroughbred horses are sold as yearlings or two year olds and there is no widely recognized auction market for the sale of three year old horses, although three year olds are included in “all ages” horse auctions. Management believes that it will be possible to generate enthusiasm for the purchase as three year olds of our horses that have been raced because a limited number of “in form” (i.e., trained) three year old thoroughbreds become available on the market each year and because purchasing an “in form” horse reduces risk as compared to the purchase of a horse that has not been trained. It is also possible, although no assurance can be given, that certain of our horses may be sold as broodmare prospects.

Horse Acquisitions

Thoroughbred Selection Team

The following people, who we refer to as the “thoroughbred selection team,” identified the horses acquired by Adena Springs that were subsequently purchased by the Racing Companies:

•

Frank Stronach. Mr. Stronach, through various entities, has owned and raced thoroughbred horses since 1962. During this period, Mr. Stronach has won four Eclipse Awards as outstanding owner (1998, 1999, 2000, 2008). In addition, Mr. Stronach has taken home eighteen Sovereign Awards in the past ten years, including 2008 honors as Canada’s top owner. The Stronach Group owns three horse training and breeding farms: the 160-acre Adena Springs in Aurora, Ontario, Canada; the 1,800-acre Adena Springs Kentucky near Versailles and Midway, Kentucky; and the 3,000-plus acre Adena Springs South near Ocala, Fla. Stronach Stables, the Adena Springs racing business, has campaigned approximately 380 stakes winners. In total, horses campaigned by Stronach Stables have earned over $42 million on the racetrack.

Mr. Stronach is associated with and founded The Stronach Group. The Stronach Group is a privately-held consortium that is one of the world’s leading owners of thoroughbred horse tracks. The Stronach Group owns and operates a number of preeminent tracks, including Pimlico Race Course in Baltimore, Maryland; Laurel Park in Laurel, Maryland; Santa Anita Park in Arcadia, California; Golden Gate Fields in Berkeley, California; Portland Meadows in Portland, Oregon; and Gulfstream Park in Hallandale Beach, Florida. Mr. Stronach is currently the Honorary Chairman of Magna International, Inc. and was previously its Chairman from 1971 to 2010. He was also previously Chairman and CEO of Magna Entertainment Corp. from 1999 to 2010, including through its Chapter 11 bankruptcy filing in Delaware in 2009, and Chairman and CEO of MI Developments Inc. from 2003 to 2011. He has also been President and Director of Stronach Consulting Corp. since 2004 and has held numerous other directorships with various subsidiaries of The Stronach Group and its affiliated entities. Mr. Stronach has served as a director of the company since December 2011.

•

Dan Hall. Mr. Hall is a managing partner of Hidden Brook Farm, a 600-acre thoroughbred nursery located in Paris, Kentucky. Hidden Brook specializes in the breeding, raising, breaking and rehabilitation of horses. Additionally, Hidden Brook is a consignor and buyer’s agent at major horse sales. Hidden Brook manages racing partnerships that have campaigned horses such as champion two-year old filly Knight’s Templar, stakes winning and multiple graded stakes-placed performer Quiet Meadow, multiple stakes winner Balian, graded stake-placed winner Dubinsky, and more recently, graded stakes performer La Reinne Lionne. Mr. Hall has been instrumental in the selection and purchase of numerous prize winning horses. Mr. Hall served as general manager of Adena Springs from its inception in 1989 through 2005 and continued as a consultant through 2009. He was an integral part of the Adena Springs team that received national recognition in both the U.S and Canada with multiple Eclipse and Sovereign awards for outstanding breeder and owner.

•

Mark Roberts. Mr. Roberts is currently a partner in Hidden Brook Farm with Mr. Hall. Mr. Roberts has been involved in many facets of the thoroughbred industry over the past 25 years. Mr. Roberts joined Eclipse award winning North Ridge Farm as their Broodmare Manager in 1981. Following his tenure at North Ridge, Mr. Roberts became the Stallion Manager at Three Chimneys Farm from 1984 until 1988. He then became barn foreman for Kentucky Derby winning trainer John Ward and subsequently became assistant to leading trainer Jimmy Crupi. Mr. Roberts and Mr. Crupi became partners in Desmond Castle Farm in 1990. Since 1996, Mr. Roberts has been general manager of Adena Springs South. A licensed trainer, Mr. Roberts is an active participant on the Florida circuit and has formerly served as the secretary of the Florida Thoroughbred Breeders and Owners Association. He is a member of the Board of Directors of the National Association of Two-Year-Old Consignors.

•

Dr. Robert McMartin. Dr. McMartin has had a 30 year career as a consultant to major Canadian sales companies including the Canadian Thoroughbred Horse Society, Woodbine Sales Company (Ontario Jockey Club), and the Canadian Breeders Sales Company. For the past 10 years, Dr. McMartin has been intimately involved with the racing and breeding operations of the Sovereign Award winning Melnyk Racing Stables. In his role as consultant and chief veterinarian, Dr. McMartin has been responsible for the care of over 500 horses on the 1000 acre Ocala, Florida farm as well as the horses at various racetracks throughout North America. Dr. McMartin has been sought out as a consultant and advisor on thoroughbred related matters by Lloyds of London and a variety of American banks. His expertise in his field is recognized in both America and Canada, and he has been appointed to advisory committees in several preeminent professional and industry associations including the American Association of Equine Practitioners, E.P. Taylor Equine Research Fund, Ontario Racing Comission, and the Equine Research Centre at the University of Guelph.

•

Dr. Peter Kazakevicius. Dr. Kazakevicius attended the Kansas State University College of Veterinary Medicine where he graduated with a special focus on equine medicine and surgery. Dr. Kazakevicius subsequently established a successful equine veterinary practice, which included racetrack, sales, sport and pleasure horses and general farm practice, in Lexington, Kentucky. In 2005, Dr. Kazakevicius joined the Adena Springs team as the resident veterinarian of the Adena Springs South farm. Dr. Kazakevicius is a member of the American Veterinary Medical Association, the American Association of Equine Practitioners, the Florida Association of Equine Practitioners (where he was formerly a board member) and the International Society of Equine Locomotor Pathology.

The thoroughbred selection team acquired horses at auctions they attended during 2011, including the Canadian Thoroughbred Horse Society Sale; the Fasig Tipton Kentucky Fall auction; the Fasig Tipton Maryland auction; the Flying Zee Dispersal auction; the Keeneland September auction; and the Ocala Breeders’ Sale. Horses sold by these organizations have included some of the most successful racehorses in North America. The team considered horses in targeted price ranges and then through examination determined which horses to bid on.

The thoroughbred selection team generally spent several days prior to each auction examining those horses it had identified as potentially desirable for purchase. While the ancestry, or bloodline, of the horses being auctioned was considered carefully, the thoroughbred selection team placed greater weight on athleticism in determining whether and what amount to bid on a particular horse. The qualities that make up the athleticism of a horse include its physical proportionality, its temperament and its balance. The team examined the horses being auctioned for significant conformation flaws.

The veterinarians on the thoroughbred selection team examined the horses’ health. These examinations generally included an upper endoscopic exam to consider the width of the horse’s throat because a narrow windpipe that restricts breathing may limit a horse’s racing potential. In addition, x-rays (some taken by members of the thoroughbred selection team and others on hand at the auction) were viewed for evidence for bone chips and other radiographic lesions in the knees, ankles or other areas that could impair racing potential.

Our Thoroughbred Racehorses

We own the following horses:

Horse 1	Purchase Price	Type
	$75,000	Colt

Bloodline Information: 3/9/10 by Lemon Drop Kid out of Classic Threat, by Regal Classic. This colt is a son of Champion Lemon Drop Kid, a multiple Grade 1 winner of $3,245,370. He is the sire of 8 crops, 53 Black-Type winners, including Grade 1 winners Richard’s Kid, Citronnade, Lemons Forever, etc. Classic Threat, dam of this filly, won 4 of her 6 starts, including the Ontario Debutante and Nandi Stakes while earning $174,685 in Canada. She is the dam of 7 foals to race, 5 winners, including Stakes winner Quiet Dare, a winner of 4 races and $199,103 and stakes-placed She’s Extreme, a winner of 4 races and $159,746. This Registered Maryland Bred filly is nominated to the Breeders’ Cup.

Horse 2	Purchase Price	Type
	$37,000	Filly

Bloodline Information: 4/17/10 by Macho Uno out of Dashes N Dots, by Aptitude. This filly is a daughter of Champion Two-Year-Old Macho Uno, winner of the Breeders’ Cup Juvenile and $1,851,803. He has sired 12 stakes winners from 5 crops to race including Grade 1 winners Macho Again and Wicked Style. Dashes N Dots, dam of this filly, is a graded stakes-placed winner of three races and $110,571. She is the dam of one other registered foal, an unraced two-year-old of 2011. This Kentucky bred filly is nominated to the Breeders’ Cup.

Horse 3	Purchase Price	Type
	$85,000	Colt

Bloodline Information: 2/16/10 by Grand Slam out of Datt Way, by Awesome Again. This colt is a son of Grand Slam, winner of the Grade 1 Champagne Stakes and $971,292. He is the sire of 10 crops of racing age, 62 Black-Type winners including Champion Grand Adventure and Grade 1 winners Cajun Beat and Visionaire. Datt Way, dam of this colt, placed at 3 and earned $21,970. She is the dam of two other registered foals, 2 of racing age, including a two-year-old of 2011, none to race. This Kentucky foaled colt is nominated to the Breeders’ Cup.

Horse 4	Purchase Price	Type
	$33,000	Filly

Bloodline Information: 2/2/10 by Heatseeker out of Garden Music, by Pivotal. This filly is a daughter of multiple graded stakes winner Heatseeker (IRE), winner of the Grade 1 Santa Anita Handicap and $1,177,776. His first foals are yearlings of 2011. Garden Music, dam of this filly, placed at 3 and earned $5,590. She is a half-sister to multiple New York stakes winner English Colony. This Breeders’ Cup nominated filly is the first foal out of Garden Music.

Horse 5	Purchase Price	Type
	$55,000	Colt

Bloodline Information: 2/18/10 by Heatseeker out of Go Ask Daisy, by Mutakddim. This colt is a son of multiple graded stakes winner Heatseeker (IRE), winner of the Grade 1 Santa Anita Handicap and $1,177,776. His first foals are yearlings of 2011. Go Ask Daisy, stakes winning dam of this colt, earned $93,352. She is the dam of three other registered foals, 3 of racing age including a two-year-old of 2011. She is the dam of Lady Alex, a Hollywood Park stakes-placed winner of 6 races and $191,864. This Kentucky foaled colt is nominated to the Breeders’ Cup.

Horse 6	Purchase Price	Type
	$24,000	Filly

Bloodline Information: 2/8/10 by Salute the Sarge out of Jin Mill, by Ogygian. This filly is a daughter of Salute the Sarge, Black-Type winner of 4 races, $346,639, Grade 2 Best Pal Stakes and Grade 3 Hollywood Juvenile Championship Stakes. His first foals are yearlings of 2011. Jin Mill, dam of this filly, is the dam of 6 foals to race, 3 winners, including El Cesar, a winner of 3 races at 3 and 4 and $24,804. This filly was foaled in Indiana.

Horse 7	Purchase Price	Type
	$117,000	Filly

Bloodline Information: 3/15/10 by Big Brown out of Jo Zak, by Vilzak. This filly is a daughter of dual Classic Winner Big Brown. Winner of the Kentucky Derby and Preakness, Big Brown won 7 of his 8 lifetime starts and $3,614,500. Big Brown’s first foals are yearlings of 2011. Jo Zak, dam of this filly, was unraced. She is the dam of 8 foals to race, 4 winners, including Jill Robin L, winner of the Grade 2 Bonnie Miss Stakes and $167,270 and stakes winner Zak’s Precocious, a winner of 4 races and $98,295. This Ontario foaled filly is nominated to the Breeders’ Cup.

Horse 8	Purchase Price	Type
	$92,000	Colt

Bloodline Information: 4/27/10 by Songandaprayer out of Merry Me in Spring, by Wekiva Springs. This colt is a son of Grade 1 Florida Derby winner Songandaprayer. Songandaprayer is the sire of 7 crops of racing age, 20 Black-Type winners including Grade 2 Stakes Winners Songster and What a Song. Merry Me in Spring, dam of this colt, won 4 races at 3, including the Marie P. Debartolo Oaks Breeders’ Cup Handicap stakes. She is the dam of two foals of racing age, including a two-year-old of 2011, which have not started. This colt is Breeders’ Cup nominated.

Horse 9	Purchase Price	Type
	$27,000	Filly

Bloodline Information: 2/5/10 by Sharp Humor out of Mia Gatto, by Cat Thief. This filly is a daughter of Sharp Humor, winner of the Grade 2 Swale Stakes and $490,410. His first foals are three-year olds of 2011. He is the sire of 56 winners, including stakes winners Princess Cecilia, Mildly Offensive and Angelica Zapata. Mia Gatto, dam of this filly, is an unraced daughter of Cat Thief. This is her second foal, her first foal placed at three, 2011. This filly is Breeders’ Cup nominated.

Horse 10	Purchase Price	Type
	$20,000	Filly

Bloodline Information: 2/8/10 by Stephen Got Even out of Moody Broad, by Wild Again. This filly is a daughter of Grade 1 winning millionaire Stephen Got Even. He is the sire of 8 crops, 22 Black-Type winners including champions and Grade 1 winner Stevie Wonderboy, and Grade 1 winners First Dude and I Want Revenge. Moody Broad, dam of this filly and full-sister to stakes winner Wild Gale, was unplaced in her only start. She is the dam of two foals of racing age including Buddha Bubba, a winner at 4. This filly is nominated to the Breeders’ Cup.

Horse 11	Purchase Price	Type
	$50,000	Filly

Bloodline Information: 3/19/10 by Holy Bull out of Musical Factor, by Native Factor. This filly is a daughter of Horse of the Year Holy Bull. Holy Bull was a multiple Grade 1 winner of $2,481,760. He is the sire of 14 crops of racing age, 43 Black-Type winners, including Champion Macho Uno and Classic Winner Giacomo. Musical Factor, dam of this filly, is a stakes winning daughter of Native Factor and sister to Stakes Winner Dublin Duchess. Musical Factor is the dam of one foal of racing age, a two-year-old of this year and full-sister to this filly named Musical Duchess, a winner of 3 races in Mexico. This Ontario bred filly nominated to the Breeders’ Cup and is eligible for the Ontario Sires Stakes program.

Horse 12	Purchase Price	Type
	$180,000	Colt

Bloodline Information: 3/27/10 by Macho Uno out of On Fuego, by Pulpit. This colt is a son of Two-Year-Old Champion Macho Uno, winner of the Grade 1 Breeders’ Cup Juvenile and $1,851,803. He is the sire of 5 crops, 12 Black-Type winners including Macho Again, winner of the Grade 1 Stephen Foster Handicap and Wicked

Style, winner of the Grade 1 Breeders’ Futurity. On Fuego, dam of this colt, was a winner at three an earned $45,110. This colt is the first foal out of his dam, a daughter of Pulpit. This colt is nominated to the Breeders’ Cup.

Horse 13	Purchase Price	Type
	$24,000	Colt

Bloodline Information: 4/12/10 by Macho Uno out of Prime Catch, by Prime Timber. This colt is a son of Two-Year-Old Champion Macho Uno, winner of the Grade 1 Breeders’ Cup Juvenile and $1,851,803. He is the sire of 5 crops, 12 Black-Type winners including Macho Again, winner of the Grade 1 Stephen Foster Handicap and Wicked Style, winner of the Grade 1 Breeders’ Futurity. Prime Catch, stakes-placed dam of this colt, won 2 races at three and earned $120,316. This Kentucky bred colt is her first registered foal.

Horse 14	Purchase Price	Type
	$210,000	Filly

Bloodline Information: 2/6/10 by Unbridled’s Song out of Pure Symmetry, by Storm Cat. This filly is a daughter of Grade 1 Breeders’ Cup Juvenile winner Unbridled’s Song, winner of $1,311,800. Unbridled’s Song is the sire of 12 crops of racing age, 85 Black-type winners, including Grade 1 Champion Midshipman and Grade 1 winners Zensational and Octave. Pure Symmetry placed at 2 and earned $14,265. She is a sister to stakes winners Sophisticat, Grand Reward and Schramsberg. She is the dam of 2 foals of racing age, 2 to race including three-time winner High Stakes Player, an earner of $57,840. This filly is nominated to the Breeders’ Cup.

Horse 15	Purchase Price	Type
	$65,000	Colt

Bloodline Information: 2/7/10 by Dehere out of Rokeby Rosie, by Prized. This colt is a son of multiple Grade 1 winner and Champion Dehere. He is the sire of 14 crops, 68 Black-Type winners, including multiple Grade 1 winner Take Charge Lady and Champion Mi Amigo Guelo. Rokeby Rosie, dam of this colt, was unplaced in 1 start. She is the dam of 4 foals to race, two winners, including Noelle Rose, a winner of 3 of 6 starts and $48,854. This colt is nominated to the Breeders’ Cup.

Horse 16	Purchase Price	Type
	$40,000	Colt

Bloodline Information: 2/28/10 by Purge out of Sahmkindawonderful, by Sahm. This colt is a son of Purge, winner of the Grade 1 Cigar Mile and $905,434. He is the sire of 3 crops, including two-year-olds of 2011. He is the sire of 110 winners, including Black-Type winners Outskirt Lady and Macias, a winner of $228,293. Sahmkindawonderful, dam of this colt, won the Double Delta stakes and $86,120. She is the dam of two foals of racing age, one to race; Knight Train, a winner of 2 races at 3, 2011 and $23,160. This Pennsylvania foaled colt is nominated to the Breeders’ Cup.

Horse 17	Purchase Price	Type
	$15,000	Filly

Bloodline Information: 4/30/10 by Chapel Royal out of Sparkling Honey, by Brown Arc. This filly is a daughter of Chapel Royal, a black-type winner of $495,571. He won the Grade 2 Sanford Stakes at Saratoga as a two-year-old. He is the sire of 4 crops of racing age, 185 winners with earnings of $8,443,981. Dam of this filly, Sparkling Honey, was unplaced in her only start. She is the dam of four foals of racing age, 3 to race, two winners, including Sparkling Notion, a stakes-placed winner of three races and earner of $80,366 in North America and Canada. This registered Florida-bred filly is nominated to the OBS Champion Stakes and Sunshine Millions.

Horse 18	Purchase Price	Type
	$32,000	Colt

Bloodline Information: 3/7/10 by D’Wildcat out of Spinning Jolie, by Mister Jolie. This colt is a son of D’Wildcat, winner of the Grade 1 Frank J. DeFrancis Memorial Dash and $570,444. He is the sire of 5 crops of racing age, 5 Black-Type winners, including multiple Grade 2 stakes winner D’Funnybone, a winner of $685,700. Spinning Jolie, dam of this colt, won 5 races at 2 and 3 and earned $91,690. She is the dam of one other registered foal, Dominique Jolie, a winner at 3. This Registered Florida Bred colt is nominated to the OBS Championship Stakes and Sunshine Millions.

Horse 19	Purchase Price	Type
	$35,000	Filly

Bloodline Information: 2/8/10 by Istan out of Walts Wharf, by Wharf. This filly is a daughter of Istan, a Graded Stakes winner of $461,455. His first foals are two-year-olds of 2011. He is the sire of three foals to race, including Isa My Love, a winner in Mexico. Walts Warf, stakes-placed dam of this filly, won 6 races from 2 to 5 and earned $308,596. She is the dam of three foals of racing age, one to race; Chapter Twelve, a winner at 3, 2011 with earnings of $23,538. This Kentucky foaled filly in nominated to the Breeders’ Cup.

Horse 20	Purchase Price	Type
	$8,000	Colt

Bloodline Information: 2/10/10 by Spring at Last out of Woodland Sprite, by Woodman. This colt is a son of Spring At Last, winner of the Grade 1 Donn Handicap and $1,139,150 in North America and United Arab Emirates. His first foals are yearlings of 2011. He is a son of Silver Deputy, sire of 82 Black-Type winners. Woodland Sprite, dam of this colt, won 3 races at 5 and 6 and earned $68,650. She is the dam of 2 foals of racing age, including a two-year-old of 2011, one to race; Silver Maple, 2 wins at 3, 2011, $31,930. This colt is nominated to the Breeders’ Cup.

Injuries to Our Thoroughbred Racehorses

On September 24, 2011, one of our horses, the filly by Macho Uno out of Dashes N Dots (identified as Horse 2 in “Business—Horse Acquisitions—Our Thoroughbred Racehorses” above), injured its foot and underwent surgery related to this injury but has now commenced the training process. Additional injuries may occur prior to the effective date of the registration statement of which this prospectus is a part. There can be no assurance that our horses that have been injured will heal within our estimated timeframes for recovery. Furthermore, particularly in light of the short duration of our operating period, an injury requiring extended recovery time is likely to negatively impact total revenue earning opportunities for the injured horse. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

Potential Sources of Racing Revenues

During the operating period, we intend to participate in two aspects of the horse racing industry: racing allowance and stake level horses; and racing and selling claiming level thoroughbreds. We will not know until our horses undergo training and racing development which horses, if any, will be suitable for racing allowance and stake level races, which horses, if any, will be suitable for claiming races and which horses will be unsuitable for racing. We anticipate that if we are successful in developing the racing potential of one or more of our horses, we will begin entering our horses into races during the third quarter of 2012. We are not yet generating any revenues from racing activities and no assurance can be given that we will generate any revenues from racing activities.

Thoroughbreds typically require significant recovery periods between races and overall, we estimate that prior to our liquidation, our horses that we own for our entire operating period will have been entered into an average of approximately six races per horse. This factor will tend to put a natural limit on the number of races in which a given thoroughbred can be entered during the operating period and the amount of racing revenues, if any, it can be expected to produce.

The current expectation is that our horses will not be bred during the operating period.

Claiming

Most races run in the United States are claiming races. A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price. For example, in a $32,000 claiming race, all the horses are for sale for the purchase price of $32,000 plus applicable taxes. The procedure for a claiming race is as follows: a licensed owner or trainer puts a claim in for the horse prior to the race. Immediately upon the start of the race the horse is considered sold to the new owner, but the previous owner maintains any purse winnings from that race. If two or more licensed owners/trainers put a claim in on a horse then a “shake” occurs to determine who has purchased the horse. A shake is when each claiming owner is assigned a number. Then a racing official draws a number at random and the owner with corresponding number has purchased the horse. No assurance can be given that the company will be successful in entering or selling any of its horses in claiming races.

The company does not plan to, but may, acquire horses in claiming races, but because many of its horses’ racing opportunities will be claiming races, it is possible, and perhaps likely, that one or more of its horses will be purchased by another owner in a claiming race. A horse is generally purchased in a claiming race when an owner believes he can identify a horse that is more valuable than its claiming price, a circumstance that may arise, for example, if the horse has been poorly trained to date, has run in the wrong type of races or has dropped in class. The intent behind claiming is to claim horses that have the potential to improve but may be performing below their ability or that have been mismanaged by the current owners or trainers and thereby profit by moving the horse up in class. The decision to enter one of our horses in a claiming race will be made by our chief executive officer.

Allowance/Stakes Level Racing

Allowance and stakes races are races in which the horses are not for sale. The racing secretary for each track drafts certain conditions that a horse must satisfy to be entered into allowance races at the track. These conditions are set forth in a “condition book” that is generally prepared every two weeks. Stakes races are the top level races and normally have a nomination and entry fee. The purse money is significantly higher in allowance and stakes level races. Allowance and stakes races may only account for 1-3 races per day at a track instead of the 5-9 claiming races per day at a track. The higher the level in racing the fewer the number of races there are on an average day. The company expects to have the opportunity to generate revenues from stakes and allowance level racing from the purse winnings of the thoroughbreds it enters in such races. The size of purses can range from $10,000 to as much as $5 million.

In both allowance/stakes level races and claiming races, purse winnings received by the owner are typically net of commissions. Commissions are customarily 10% of purse winnings for the jockey and 13% of purse winnings for the trainer and barn staff.

Training and Development of Horses During the Operating Period

All activities related to the training and development of our horses during our operating period will be overseen by Golden Pegasus pursuant to the training and maintenance agreement we have entered into with Golden Pegasus. Golden Pegasus will select all of the trainers who work with our horses.

The trainer is the most significant person on the racing team with respect to the development of a thoroughbred. We believe that Golden Pegasus is well positioned to seek out trainers who are favorably recognized in the thoroughbred racing industry to work with our horses, but its ultimate ability to engage such trainers will be influenced by market forces and there can be no assurance that it will be successful in doing so. None of the trainers engaged on our behalf will provide training services for racehorses owned directly or indirectly by

Stronach family trusts or Mr. Stronach, although we may engage trainers who have done so previously. Each of our trainers will be responsible for training, themselves or through their staff, five to eight horses. Professional trainers may be supported by a variety of other personnel such as assistant trainers, foremen, grooms, exercise riders and hot walkers.

The primary responsibilities of a trainer are the development of the racing abilities of a thoroughbred and the execution of a racing strategy for generating racing revenues. In some cases, the strategy for a horse considered to have early racing potential may be to have it entered into races quickly to take advantage of its early maturation. In other cases, horses may be entered into races more selectively in order to develop them at a more conservative pace. If a horse is considered to have the potential to enter major races making up the Triple Crown, it will likely start in an allowance or stakes race during 2012, since horses must start as two year olds in order to eventually qualify for the Triple Crown races, which are run only by three year olds. Some horses may be considered unfit for racing and will not be entered at all, or perhaps may be entered only into low level claiming races. As described under “Conflicts of Interest—Racing of Horses at Tracks Owned by the Stronach Group,” limitations will be placed on the discretion of trainers to locate eligible horses at tracks other than Gulfstream Park and Santa Anita Park. Subject to those limitations, the trainer will select the races into which each horse is to be entered. However, if our horses become eligible for and are entered into a Grade I, II or III stakes race, the decision to enter the race will be made by our chief executive officer (or as otherwise described under “Conflicts of Interest—Coupling Rules”). See “—The Training and Maintenance Agreement” below.

Once a thoroughbred has been entered in a race, a period of a few weeks to two months may elapse before the thoroughbred has recovered and is ready to race again. The factors relating to the length between races include the endurance, shape and health of the thoroughbred and the skill level and competition experience of the other thoroughbreds in the race. Trainers typically use these factors to determine where and when to race the thoroughbreds they are training in an effort to create attractive opportunities for the thoroughbred to win and generate revenues. Between races, thoroughbreds are generally ridden or walked every day. Training typically includes jogging, cantering or galloping most days and running (which is referred to as a workout or “fast work”) every seven days that it does not race. A workout consists of a timed run from three to five furlongs (one furlong equals 1/8 of a mile) and simulates a race for the thoroughbred by, for example, breaking out of a starting gate in the company of other horses.

Another key consideration in racing development is the selection of a jockey. Generally speaking, the trainer is responsible for jockey selection and the stature of the trainer is therefore important from the perspective of jockey selection as well. However, if our horses become eligible for and are entered into a Grade I stakes race, the jockey will be selected or approved by our chief executive officer. In each race, a jockey weight is assigned to each horse and that horse’s jockey must weigh in at the required weight in order for the horse to start (or within a number of pounds over the specified weight if a range is permitted by the racing secretary). Jockey weights are assigned based on a variety of factors that may include the horse’s age and prior win level.

The Adena Springs Facilities

Our horses will be boarded at the facilities of Adena Springs when they are not boarded at the racetracks at which they race. The Adena Springs facilities include high quality barns, stalls and bedding. We believe that the quality of the boarding and early care of a thoroughbred horse is critical to its development as a racehorse. The barn in which a horse lives is particularly important because the horse will spend approximately 23 hours a day in its stall and needs safe, well maintained facilities with good lighting. Improper care of a thoroughbred can have a significant adverse effect on its temperament, health and athletic condition.

Adena Springs training centers have high quality exercise and practice tracks for use during training. They include both turf and dirt tracks and are well maintained. The Adena Springs tracks were built with modern engineering techniques and include tracks designed by Ted Malloy, who is recognized as being one of the leading racetrack designers in the U.S.

Adena Springs is well staffed with experienced grooms and other trained personnel.

Transportation

Transportation is a significant logistical and expense consideration for thoroughbred racehorses. Particularly for a horse of significant value, the ideal manner of transportation is a so-called “box stall,” which can be a relatively large space on a horse trailer or a single pull trailer, because transportation in a narrower stall may adversely impact the horse’s stress level, particularly over long distances. Transportation costs are included in the per diem per horse fee we will pay to Golden Pegasus. The training and maintenance agreement provides for transportation of our horses in box stalls other than for short distances.

Medical Care; Insurance

Golden Pegasus has been engaged to provide all medical care for our horses. Golden Pegasus has established a $100,000 extraordinary medical expense reserve for our exclusive benefit that may be applied to major surgeries and other non-routine medical treatment during our operating period. Golden Pegasus will not be capitalized with funds sufficient to undertake non-routine medical treatment once this reserve has been exhausted. There can be no assurance that the extraordinary medical expense reserve will be sufficient to provide for all major surgeries and other non-routine medical treatment that might be desirable. Furthermore, Golden Pegasus will not be obligated to bear the expense of any surgery or any other non-routine medical treatment of our horses that would not be conducted (i) by a commercially reasonable owner seeking to maximize the economic benefit of owning, racing and selling a comparable thoroughbred horse or (ii) in the ordinary course for humanitarian reasons. The decision to have a horse undergo a major surgery or other non-routine medical treatment will be made by our chief executive officer. All veterinary care for our horses other than major surgeries and other non-routine medical treatment will be provided by veterinarians engaged by Golden Pegasus, which may include veterinarians employed by Adena Stables.

Two types of insurance coverage are generally considered by thoroughbred owners: mortality insurance and major medical insurance. We intend to purchase mortality insurance, which currently carries a premium of approximately 4% of the horse’s purchase price. We do not intend to purchase third party indemnity coverage for major medical risk. If a horse becomes sick or is injured and as a result requires surgery that cannot be funded from the extraordinary medical expense reserve, we might have to sell the horse or, if we could not do so, repurpose or, as a last resort, euthanize the horse.

Liquidation

As noted above, the opportunity to receive a return of capital or any profit from an investment in the company will depend on, among other factors, our ability to generate net proceeds from the sale of our horses as three year olds. Most thoroughbred horses are sold as yearlings or two year olds and there is no established market for the sale of three year olds.

We intend to liquidate our horses at regularly scheduled, nationally recognized auctions conducted in the fourth quarter of 2013. We anticipate that our horses, other than those that are sick or injured, will be entered in one of these sales and consigned to a consignor. Neither our board of directors, our officers, Golden Pegasus nor any of Golden Pegasus’s personnel will be involved in the liquidation of our horses. The Alpen House and other entities controlled by the Stronach family trusts, as well as Mr. Stronach and his affiliates, will be permitted to bid at these auctions on the same terms as other bidders. Because the auctions are expected to be conducted by experienced auctioneers with established reputations in the industry, we do not believe that the participation of such persons and entities in the auctions will impair the auction processes or disadvantage us. The Alpen House and other entities controlled by the Stronach family trusts, and Mr. Stronach and his affiliates, will not be permitted to purchase injured or sick horses that are not sold at auction.

The price of a yearling thoroughbred at auction is generally influenced by a combination of bloodline and athleticism. Stud fees also influence the price at which yearlings change hands at auction. For two year olds, price is influenced most directly by the horse’s racing history, bloodline and training. We believe these same considerations will be the most influential factors in determining the amounts realized for our racehorses when they are auctioned as three year olds. In addition, the value of a horse generally increases if its sibling performs well at the track because of the perception that the horse’s bloodline is therefore stronger.

The Training and Maintenance Agreement

Golden Pegasus was formed specifically to act as the manager of the Racing Companies. Michael Rogers, the chief executive officer of Golden Pegasus, has over 27 years of experience in the thoroughbred business, and Mark Roberts, the president of Golden Pegasus, has 37 years of experience in the thoroughbred business.

We have entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of our horses will be borne by Golden Pegasus and we will pay Golden Pegasus during the operating period $150 per actively managed horse per day and $50 per horse per day for horses that have been retired whether or not they are being retrained for purposes other than racing. Alpen House has contributed to Golden Pegasus $100,000 to be used exclusively for our benefit to fund extraordinary medical expenses for procedures required to be performed on our horses during the operating period. Golden Pegasus has agreed that if it realizes more than a 10% net margin under the training and maintenance agreement determined without taking into account the extraordinary medical expense reserve, the amount in excess thereof will be refunded to us. Except as described in the preceding sentence, neither the company nor Golden Pegasus will be entitled to an adjustment to the amount of the training and maintenance fee based on the actual costs incurred by Golden Pegasus pursuant to the training and maintenance agreement.

Traditionally, the owner of a thoroughbred makes all final decisions relating to the thoroughbreds. They decide on who the trainer will be or to move to a different trainer. Owners usually decide on what state the thoroughbred will race in and what races and at what level the thoroughbred will run at. We are delegating many of these functions to Golden Pegasus through our training and maintenance agreement with Golden Pegasus but will retain authority over what we believe to be the most significant decisions relating to the company’s thoroughbreds.

The duties and responsibilities of Golden Pegasus under the training and maintenance agreement include:

•	selecting and hiring trainers for our horses;

•	selecting jockeys in conjunction with the trainers (other than for grade I stakes races);

•	supervising race entries, making sure that horses are properly nominated and paying required entry fees;

•	obtaining veterinary care;

•	arranging all aspects of transportation of our horses;

•	feeding and boarding;

•	blacksmithing; and

•	paying other day-to-day expenses, excluding commissions to jockeys, trainers and barn staff.

Golden Pegasus is responsible for carrying out all of these functions in exchange for the flat fee described above. The company will not be separately responsible for any ordinary course operating expenses during the operating period but will be separately responsible for medical expenses if the extraordinary medical expense fund established by Golden Pegasus for our benefit proves to be insufficient. In addition, we will be responsible for all costs related to maintaining our status as a public reporting company and for the costs related to our liquidation.

Golden Pegasus will have the discretion to subcontract or outsource all of the services and products to be provided by it under the training and maintenance agreement. It is Golden Pegasus’ current intention to outsource the provision of all of these products and services to Alpen House, although it may use other providers, either in addition to or in lieu of Alpen House, in the future.

Pursuant to the training and maintenance agreement, Golden Pegasus cannot take any of the following actions without the approval of our chief executive officer, as specified in the training and maintenance agreement:

•	entering a horse in a claiming race;

•	selling or otherwise disposing of a horse prior to our liquidation anticipated to commence in November of 2013;

•	entering horses in grade I, II and III stakes races;

•	selecting jockeys in conjunction with the trainers for grade I stakes races;

•	approving major surgery or other non-routine medical treatment or the veterinarian who will perform the same;

•	gelding a horse;

•	incurring any expenditures for which we are separately liable;

•	retiring a horse from racing; and

•	terminating the chief executive officer or president of Golden Pegasus.

The training and maintenance agreement is subject to termination by Golden Pegasus on 45 days’ prior written notice to us. Although no assurances can be given, we believe Golden Pegasus’s association with the Stronach family trusts mitigates the risk that Golden Pegasus will voluntarily terminate the training and maintenance agreement under circumstances that are not advantageous to us. We may terminate the training and maintenance agreement on 45 days’ prior written notice to Golden Pegasus or immediately for cause as defined in the training and maintenance agreement.

Competition

Our main competitors in the thoroughbred racing business include, but are not limited to, Midwest Thoroughbreds, Inc., Kenneth and Sarah Ramsey, WinStar Farm LLC, George and Lori Hall and Zayat Stables LLC. Many of our competitors are better capitalized than we are and as a result we may suffer significant competitive disadvantages. In particular, we may have insufficient funds to meet our other operating expenses. We may not have the financial resources to undertake certain medical care for our horses. As a result of any of the foregoing or for other reasons, we may be required to sell one or more of our horses prior to the time of our anticipated liquidation in order to fund our cash needs.

We believe that the managerial, training and veterinary resources of Golden Pegasus, the Adena Springs properties at which our horses will be housed and trained and the opportunities we will be able to provide to develop our horses will permit us to compete in the industry.

Intellectual Property

We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties. We license our corporate name from TSG HIP Inc., an affiliate of The Stronach Group, on a nonexclusive basis under a paid-up, royalty free license agreement.

Government Regulation

United States

Horse racing in the U.S. is regulated principally at the state level. We currently intend to race our horses in Florida, California, New York, Kentucky, Maryland and Delaware (as well as in Ontario, Canada). In Florida, horse racing is regulated by the Division of Pari-Mutuel Wagering of the Florida Department of Business and

Professional Regulation. In California, horse racing is regulated by the California Horse Racing Board. In New York, horse racing is regulated by the New York State Racing and Wagering Board. In Kentucky, horse racing is regulated by the Kentucky Horse Racing Commission. In Maryland, horse racing is regulated by the Maryland Racing Commission. In Delaware, thoroughbred horse racing is regulated by the Delaware Department of Agriculture Thoroughbred Racing Commission.

Each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require licenses of owners seeking to enter a horse in a race. We will be required to maintain owner’s licenses in each of the jurisdictions in which we seek to enter our thoroughbreds into races. Certain of our officers are required to file applications with the racing authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these racing authorities. If an officer were found to be unsuitable for licensing, we might be required to eliminate that officer from being involved in management decisions.

In addition, each of the states in which we currently intend to race our horses and many states in which we may in the future seek to race our horses require owner licenses to be obtained by holders of an equity interest above a threshold level, and in some cases every equity holder, in an entity that seeks to enter a horse in a race. If we are not able to resolve equity owner licensing requirements in any state in a way that is consistent with the terms of the offering and the possibility that our common stock will change hands in “street name” or otherwise in the secondary market, we may not be able to race our horses in that state.

Canada

Horse racing in Canada is regulated through a combination of federal oversight by the Canadian Pari-Mutuel Agency (a Special Operating Agency within Agriculture and Agri-Food Canada) that focuses primarily, but not exclusively, on pari-mutuel betting, and provincial oversight by provincial racing commissions such as the Ontario Racing Commission, which deal with, among other things, licensing issues.

We currently intend to race our horses in Ontario. The Ontario Racing Commission requires licenses of owners seeking to enter a horse in a race. Certain of our officers may need to be licensed as well, and may be subject to suitability determinations. If an officer were found to be unsuitable for licensing, we might be required to eliminate that officer from being involved in management decisions.

In addition, the Ontario Racing Commission require owner licenses to be obtained by holders of an equity interest above a threshold level. If we are not able to resolve this equity owner licensing requirement in a way that is consistent with the terms of the offering and the possibility that our common stock will change hands in “street name” or otherwise in the secondary market, we may not be able to race our horses in Ontario.

Employees

We have two employees: our chief executive officer, Jack Brothers; and our chief financial officer, Lyle Strachan. Mr. Brothers and Mr. Strachan devote only a portion of their time to the company and provide similar services to our sister companies. Because our principal business operations will be carried out through our relationship with Golden Pegasus, we do not anticipate having a significant number of additional employees, if any. We intend to enter into employment agreements with each of Mr. Brothers and Mr. Strachan as described below under “Management—Compensation of Directors and Executive Officers.”

Description of Property

Our executive, administrative and operating offices are located at 901 South Federal Highway, Hallandale Beach, FL 33009. Our thoroughbreds are currently housed at Adena Springs South and but may in the future be housed at other locations, including Adena Springs North in Ontario, Canada; Gulfstream Park in Hallandale Beach, Florida; Santa Anita Park in Arcadia, California; and other racetracks at which they are raced.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Frank Stronach has been named, but not yet served, in a lawsuit pending in the Circuit Court for Baltimore City, Maryland captioned Power Plant Entertainment Casino Resorts Indiana, LLC, et al v. Mangano, Case No. 24-C-11001014. Also named in the lawsuit are several entities controlled by The Stronach Group but otherwise unrelated to any other entity referenced in this prospectus.

The central allegation in the lawsuit is, in general terms, that the defendants conspired to disparage plaintiffs by petitioning to public referendum in Anne Arundel County, Maryland, a Maryland State award of a video slot machine operator’s license to one of the plaintiffs and by publication of several advertisements during such petition drive.

The lawsuit seeks approximately $600 million in total damages. Counsel for Mr. Stronach has indicated that such counsel believes the lawsuit to be without merit. Mr. Stronach and his related entities have advised us that they intend to vigorously defend themselves against the allegations in the complaint.

Management

Board of Directors

Our bylaws provide for a board of directors consisting of a minimum of one and a maximum of ten directors. Currently, our board of directors consists of seven directors and there is one vacancy on the board. We believe that three of our six current directors meet independence standards that would be applicable if we were listed on the Nasdaq Capital Market. We intend to seek to add an additional independent director to our board so that a majority of our directors are independent.

The business address of each of our directors and executive officers is c/o Macho Uno Racing Corporation, 901 S. Federal Highway, Hallandale Beach, Florida 33009.

The names of our directors, their ages at December 23, 2011, their positions with us and the expiration of their terms are set forth in the table below.

Name	Age	Position	Year current director term expires
Frank Stronach	79	Chairman	2013
Jack Brothers	53	Director	2013
Alon Ossip	48	Director	2013
Howard Walton	66	Director	2013
Lorne Weiss *	52	Director	2013
Ron Charles *	64	Director	2013

*	Member of Audit Committee

Brief biographical information for the members of our board of directors other than Mr. Stronach is set forth below.

Jack Brothers has served as a director since December 2011 and as our chief executive officer since November 2011. Since 2002, Mr. Brothers has also been a partner in Hidden Brook Farm, a 600-acre Thoroughbred nursery located in Paris, Kentucky. Hidden Brook is a multi-faceted facility specializing in breeding, raising, breaking and the rehabilitation of horses. Additionally, Hidden Brook is a prominent, leading consignor and buyer’s agent at all major sales. Hidden Brook also manages racing partnerships that have campaigned top horses such as Champion two-year old filly Knight’s Templar, stakes winning and multiple graded stakes-placed performer Quiet Meadow, multiple stakes winner Balian, graded stake-placed winner Dubinsky, and more recently, graded stakes performer La Reinne Lionne. Mr. Brothers was part of the team that was instrumental in the purchase and selection of Classic Winner Big Brown (2008 Kentucky Derby) as well as Graded Stakes winners Backseat Rhythm (G1), Desert Party (G2), multiple stakes-winner Rose Catherine among others. Mr. Brothers was previously the Director of Breeder Services at Adena Springs, assisting in the marketing and sales of stallion seasons, from 1998 to 2002. Mr. Brothers also previously served as a Director of the Thoroughbred Retirement Foundation from 1997 to 2002 and has been a Member of the Breeders’ Cup Board since 2009 and is active on its Governance, Nominations and Enhanced Experience committees.

Alon Ossip has served as an Executive Vice President of Magna International Inc. since 2006. Mr. Ossip also currently serves as an EVP of The Stronach Group, a position he has held since July 2010. Since 2007, Mr. Ossip has been Associate Counsel at Miller Thomson LLP. From 2003 to 2007, Mr. Ossip was a director, officer and founding shareholder of Workbrain Corporation (a public company listed on the Toronto Stock Exchange that was sold to Infor Global Solutions European Finance, S.a.R.L. in 2007) and a partner at Goodman and Carr LLP from 1998 to 2006. Mr. Ossip is a director of Jempak GK Inc. (a private label manufacturer of household cleaning products) and Dayforce Inc. (a software company).

Howard Walton is the President of The Howard Properties, Inc., a diversified real estate corporation. Mr. Walton has held this position since the inception of the company in 2008. For 39 years prior to this, Mr. Walton was the founder, owner and President of Norseman Plastics Inc., which was subsequently sold in 2008. Additionally, Mr. Walton, as the owner of Norseman Racing Stables, Inc., has been heavily involved in the racing and breeding of both Thoroughbred and Quarter horses for over 40 years.

Lorne Weiss is a Certified Financial Planner, Wealth Advisor and Associate Director, Wealth Management at ScotiaMcLeod, where he has been employed since 2008. Previously, he was a Vice-President, investment advisor and branch manager at CIBC Wood Gundy from 1997 to 2008. Mr. Weiss was a former part-time coordinator of the Financial Planning Program at Seneca College (FCET), where he has been an instructor since 1998. He has been a member of the Board of the Reena Foundation since 2004 and has Chaired the Reena Foundation Investment Committee from 2006 to 2011. From December 2008 to June 2011, Mr. Weiss served on the MI Development Board of Directors, and on its Audit Committee. Mr. Weiss has been involved in thoroughbred horse racing, as an owner and breeder, since 1979.

Ron Charles owned a printing and publishing company in Los Angeles for approximately twenty years from 1974 to 1994, and was engaged in residential property development in southern California from 1993 to 2002. He became involved in consumer financing and commercial property development in Asia from 1994 to 2001. Mr. Charles has been a thoroughbred owner for over 35 years, and has been heavily involved in the California horse racing industry since the mid-1980s. He was the leading thoroughbred owner in California in number of wins from 1993 through 1995. In 1991, he was a founding member of the Thoroughbred Owners of California (TOC) and was later elected Chairman of the Board in 2001. Mr. Charles has also served on almost every state and national board in American Thoroughbred horse racing. In 2005, Mr. Charles became been the President and CEO of Santa Anita racetrack and the Los Angeles Turf Club and held that position until May 2010. He has since become heavily involved as a consultant to Global Betting Exchange, one of the world’s largest B2B gaming technology companies. Mr. Charles previously served as a director of Magna Entertainment Corp. from 2005 to 2009, the National Thoroughbred Racing Association from 2009 to 2010, the Thoroughbred Racing Protective Bureau from 2009 to 2010, and Board Chair of Thoroughbred Owners of California from 1993 to 2004.

Executive Officers

The names of our executive officers, their ages at December 23, 2011, and their positions are set forth in the table below.

Name	Age	Position
Jack Brothers	53	Chief Executive Officer and President
Lyle Strachan	44	Chief Financial Officer and Treasurer
Alon Ossip	48	Secretary

Brief biographical information for our chief financial officer is set forth below.

Lyle Strachan has served as Executive Vice President, Finance of The Stronach Group since June 30, 2011. From November 2010 to June 2011, Mr. Strachan has held a senior position with MI Developments Inc., as VP Finance. Prior to that, Mr. Strachan was Chief Operating Officer of Hooper-Holmes Canada Limited from 2008 to 2010 and Chief Operating Officer of Quadrangle Architects from March to October 2008. Prior to that, Mr. Strachan was Chief Financial Officer of Mintz & Partners LLP from 2003 to 2008 and Director of Finance & Administration at Deloitte from 2007 to 2008. Mr. Strachan serves on the boards of Meditech International Inc. and Magnaville Louisiana USA Inc. Mr. Strachan is a Certified Management Accountant and has over 25 years of accounting and finance experience.

Audit Committee

The Audit Committee is comprised of Lorne Weiss and Ron Charles. The Board has determined that Lorne Weiss qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. We intend to add a third independent director to the Audit Committee in the future.

Director Nominations

Our Board of Directors has determined that nominees for the Board of Directors will be recommended to the full Board of Directors by the independent members of the Board of Directors acting as a committee.

Compensation of Directors and Executive Officers

Our Board of Directors has determined that compensation decisions relating to our executive officers will be made by the independent members of the Board of Directors acting as a committee.

We plan to enter into employment agreements with Jack Brothers, our chief executive officer, providing for a $25,000 per annum salary, and with Lyle Strachan, our chief financial officer, providing for a $16,666.67 per annum salary. The term of each employment agreement will end on the earlier of June 30, 2014 and the Distribution Date. Each employment agreement will contain a provision prohibiting the solicitation of our officers and employees and those of Golden Pegasus during our operating period.

Each of our independent directors who remains on our Board on the Distribution Date will be entitled to a fee equal to a percentage of our net assets available for distribution on the Distribution Date equal to 100% multiplied by (a) 4,000 divided by (b) the sum of (i) the number of shares of our common stock outstanding at such time plus (ii) the product of 4,000 multiplied by the number of such directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information at December 16, 2011, with respect to the beneficial ownership of shares of our common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock (based upon reports which have been filed and other information known to us), (ii) each of our directors, (iii) each of our officers and (iv) all of our officers and directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of December 16, 2011, we had 1,000 shares of common stock issued and outstanding.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Generally, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or share investment power with respect to a security (i.e, the power to dispose or direct the disposition of a security). Except as otherwise indicated, the address for each beneficial owner is c/o Macho Uno Racing Corporation, 901 S. Federal Highway, Hallandale Beach, Florida 33009.

Name of Beneficial Owner	Shares of Common Stock	Percentage
Jack Brothers	—	0
Lyle Strachan	—	0
Alon Ossip	—	0
Frank Stronach (1)	1,000	100
Howard Walton	—	0
Lorne Weiss	—	0
Ron Charles	—	0
Golden Pegasus Racing Incorporated	1,000	100
All directors and officers as a group (7 persons)	1,000	100

(1)	Mr. Stronach may be deemed to beneficially own the shares of our common stock held by Golden Pegasus. We have been advised by Mr. Stronach that he disclaims such beneficial ownership.

Related Party Transactions

We currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with directors, officers, principal stockholder and other related parties. Please see “Conflicts of Interest” for a more complete description of our current material related party transactions and our current policies with respect thereto.

Description of Capital Stock

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement of which this prospectus is a part.

Capital Structure

Our authorized capital currently consists of 1,000 shares and, as of the effective date of the registration statement of which this is a prospectus is a part becomes effective, will consist of 600,000 shares of common stock, par value $0.001 per share. As of December 16, 2011, we had 1,000 shares of common stock outstanding. Holders of our common stock: (i) will be entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) will not have preemptive, subscription or conversion rights, nor will there be any redemption or sinking fund provisions applicable thereto; and (iii) will be entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Our common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of our common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends or other distributions on such stock prior to the Distribution Date.

Transfer Agent and Registrar

We expect to appoint American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our common stock.

Material U.S. Tax Considerations

The following is a summary of material U.S. federal income and estate tax consequences relating to the acquisition, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary is based upon the Internal Revenue Code of 1986, as amended or “Code,” the Treasury Regulations or the “Regulations” promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of persons who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code.

This summary does not purport to deal with all aspects of U.S. federal income or other federal taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or Non-U.S. Holders that own (or owned during the relevant period) actually or constructively, more than 5% of our common stock). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Prospective purchasers of shares of our common stock are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning and disposing of shares of our common stock, as well as the application of state, local and foreign income and other tax laws.

Non-U.S. Holders

For purposes of the following summary, a “Non-U.S. Holder” is a holder of our common stock that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, that holds shares of our common stock, the tax treatment of such Non-U.S. Holder generally will depend upon its U.S. tax status and upon the activities of the partnership. If a Non-U.S. Holder is a partner of a partnership acquiring shares of our common stock, such Non-U.S. Holder is urged to consult its tax advisor about the U.S. tax consequences of holding and disposing of the shares of our common stock.

The description set forth above may not be applicable depending on a Non-U.S. Holder’s particular situation. Prospective Non-U.S. Holders of our common stock should consult their tax advisors with respect to the particular tax consequence to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Dividends

We do not expect to declare or pay any dividends on shares of our common stock in the foreseeable future. However, if we do pay dividends on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under “Gain on Disposition of Common Stock” below. Any dividend paid to a Non-U.S. Holder of shares of our common stock ordinarily will, except as described in the following paragraph, be subject to withholding of U.S. federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide an IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States generally will be exempt from the withholding tax described above (if the Non-U.S. Holder complies with applicable certification and disclosure requirements) and instead generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the Non-U.S. Holder were a U.S. person (unless, where an income tax treaty applies, the dividend is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide an IRS Form W-8ECI properly certifying eligibility for such exemption. Dividends received by a corporate Non-U.S. Holder that are effectively connected with a trade or business conducted by such corporate Non-U.S. Holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock or Liquidation of the Company

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of shares of our common stock, including a disposition relating to a liquidation of the company, provided that (i) the gain is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S. (and, in the case of an applicable tax treaty, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), and (ii) in the case of a Non-U.S. Holder who is an individual and who holds the shares of our common stock as a capital asset, such Non-U.S. Holder is not present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. Additional special rules would apply if our stock were considered to be a U.S. real property interest, which we do not expect to be the case. Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death may be included in the individual’s gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax unless an applicable estate tax or other treaty provides otherwise.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities, after December 31, 2013, of dividends on and, after December 31, 2014, the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Information Reporting and Backup Withholding

U.S. backup withholding tax generally will not apply to payments of dividends to a Non-U.S. Holder if the certification described above in “Dividends” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any claimed exemption are not satisfied.

Certain payments may be subject to information reporting even if a Non-U.S. Holder establishes an exemption from backup withholding. Copies of information returns reporting dividend payments and any withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their tax advisors regarding their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

The foregoing discussion of U.S. federal income tax considerations is not tax advice. Accordingly, each prospective Non-U.S. Holder of our common stock should consult that holder’s tax advisor with respect to the federal, state, local, estate and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Plan of Distribution

The company is registering 405,000 shares of its common stock for sale at the price of $10.00 per share. There is no arrangement to address the possible effect of this offering on the price of the stock. As of the date of this prospectus, the company has 1,000 shares of common stock issued and outstanding.

In connection with the company’s selling efforts in this offering, none of our officers, directors, employees or independent contractors will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale or an exemption from such registration is available and with which the company has complied. In addition, and without limiting the foregoing, the company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Offering Period and Expiration Date

This offering will start on the date the registration statement of which this prospectus is a part is declared effective by the SEC and continue for a period of up to 90 days. We may extend the offering period for an additional 90 days, unless this offering is completed or otherwise terminated by us.

Procedures for Subscribing

Once the Registration Statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1.	receive, review and execute and deliver a subscription agreement; and

2.	deliver cash, a check or certified funds to us for acceptance or rejection.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The company shall only deliver such subscription agreement and other required documents upon request after a potential investor has had ample opportunity to review this prospectus. Further, we will not accept any money until the registration statement is declared effective by the SEC.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Acceptance of Subscriptions

Upon the company’s acceptance of a subscription agreement and receipt of full payment, the company shall countersign the subscription agreement and issue a stock certificate along with a copy of the subscription agreement.

Subscription Agent

We expect to appoint American Stock Transfer & Trust Company, LLC as subscription agent in this offering.

Expenses of This Offering

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the offer and sale of our common stock by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$464
Printing expenses	45,000
Legal fees and expenses	25,000
Accounting fees and expenses	17,000
Marketing expenses	75,000
Miscellaneous	15,000

Total	$177,464

Legal Matters

The validity of our common stock and certain other legal matters in connection with the offering will be passed upon for us, as to U.S. federal law, by Akerman Senterfitt, New York, New York.

Experts

Our audited financial statements at December 16, 2011 and for the period from November 18, 2011 to December 16, 2011 included in this prospectus have been audited by Marcum LLP, independent accountants, as stated in their report included in this prospectus. Such audited consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these periodic reports, proxy statements and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Stockholder

of Macho Uno Racing Corporation

We have audited the accompanying balance sheet of Macho Uno Racing Corporation (the “Company”) (A Development Stage Company) as of December 16, 2011, and the related statements of operations, stockholder’s equity and cash flows for the period from Inception (November 18, 2011) to December 16, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Macho Uno Racing Corporation (A Development Stage Company), as of December 16, 2011, and the results of its operations and its cash flows for the period from Inception (November 18, 2011) to December 16, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had no net income from operations and is dependent upon the sale of its securities or related party financing to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, Florida

December 28, 2011

Macho Uno Racing Corporation

Balance Sheet

December 16, 2011

(A Development Stage Company)

Current Assets:
Cash & Cash Equivalents	$10,000
Non Current Assets:
Livestock Horses	1,282,884

Total Assets	$1,292,884

Current Liabilities
Account Payable	$38,400
Due to Related Parties	95,055

Total Current Liabilities	133,455
Other Liabilities
Promissory Note—Related Party (Net of Discount—$113,000)	1,111,000

Total liabilities	1,244,455
Stockholder’s Equity
Common Stock $0.001 par value, 1,000 shares authorized, issued and outstanding	1
Additional Paid In Capital	122,999
Accumulated Deficit	(74,571)

Total Stockholder’s Equity	48,429

Total Liabilities & Stockholder’s Equity	$1,292,884

See accompanying notes to financial statements

Macho Uno Racing Corporation

Statement of Operations

For the Period From Inception (November 18, 2011) to December 16, 2011

(A Development Stage Company)

Revenue

TOTAL REVENUE	$—

Operating Expenses
Training and Maintenance Fee (Related Party)	31,116
Accounting	12,000
Incorporation Costs	533
Legal	25,000
Marketing/Advertising	5,922

$74,571

NET LOSS	$(74,571)

Basic and diluted loss per common share	$(74.57)

Weighted average shares outstanding	1,000

See accompanying notes to financial statements

Macho Uno Racing Corporation

Statement Of Stockholder’s Equity

For the Period From Inception (November 18, 2011) to December 16, 2011

(A Development Stage Company)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, November 18, 2011 (Inception)	—	$—	$—	$—	$—
Common Stock Issued for Cash ($10 per share)	1,000	1	9,999	—	10,000
Discount of Promissory Note (Related Party)			113,000	—	113,000
Net Loss for the Period	—	—	—	(74,571)	(74,571)

Balance, December 16, 2011	1,000	$1	$122,999	$(74,571)	$48,429

See accompanying notes to financial statements

Macho Uno Racing Corporation

Statement Of Cash Flows

For the Period From Inception (November 18, 2011) to December 16, 2011

(A Development Stage Company)

Cash flows from operating activities
Net Loss	$(74,571)
Changes in operating assets and liabilities:
Increase In Due To Related Parties	36,171
Increase In Accounts Payable	38,400

Net Cash provided by Operating Activities	—

Net Cash provided by Investing Activities	—

Cash Flows from Financing Activities
Proceeds from issuance of common stock for cash	10,000

Net Cash provided by financing activities	$10,000

Net Change in cash and cash equivalent	$10,000
Cash and Cash equivalent at the beginning of the period	$—

Cash and Cash Equivalent at the end of the period	$10,000

Non Cash Investing Activities
Purchase of Livestock Horses through issuance of promissory note, related party	$1,224,000

Development of Livestock Horses through advances by related party	$58,884

Non Cash Financing Activities
Discount on below market interest of promissory note, related party	$113,000

See accompanying notes to financial statements

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

1.	ORGANIZATION AND BASIS OF PRESENTATION

The company was incorporated in the State of Delaware on November 18, 2011 and currently owns 20 thoroughbred racehorses and intends to train and race those that are determined to be suitable for racing, until approximately the fourth quarter of 2013. The company intends to liquidate their assets on a date specified in November of 2013. The company’s horses will be liquidated, following the completion of the company’s operating period, in nationally recognized auctions beginning in November 2013 (other than such of the horses as may be sick or injured, which will be disposed of as deemed advantageous by management in transactions not involving any director, officer or significant stockholder) and the net proceeds from the liquidation of the company’s assets, net of required reserves, will be distributed no later than January 31, 2014 to stockholders of record as of a date established by the company’s certificate of incorporation that coincides with the termination of the company’s operating period. The company’s principal offices are located in Hallandale Beach, Florida.

Development Stage

The company is considered to be a development stage company and as such, the company’s financial statements are prepared in accordance with Accounting Standards Codification (“ASC”) topic 915 “Development Stage Entities.” The company is subject to all the risks associated with development stage companies. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As a development stage company, management devotes most of its time to forming and developing the training of its thoroughbred horses. The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. These financial statements have been prepared on a going concern basis, which implies the company will continue to realize its assets and discharge its liabilities in the normal course of business. The company has never declared any dividends and is unlikely to generate earnings in the immediately foreseeable future and does not intend to declare dividends prior to liquidation even if earnings are generated. The company’s continuation as a going concern and its ability to emerge from the development stage with its planned principal business activity is dependent upon the continued financial support of its stockholder, its ability to obtain the necessary equity or other financing, and its ability to attain profitable operations.

Going Concern

The company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has incurred a net loss of approximately $75,000 for the period from inception (November 18, 2011) to December 16, 2011. The company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.

The future of the company is dependent upon its ability to raise proceeds from a public offering and upon future profitable operations from the development and performance of its racehorses. The company is contemplating conducting an offering of its equity securities to obtain additional operating capital. The company is offering 405,000 shares of common stock, $.001 par value, at $10.00 per share on a best efforts, all or none basis. If the company sells the total number of shares being offered, it will receive gross proceeds from the public offering and the concurrent closing of a previously negotiated private placement of

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

44,000 shares to an affiliate of $4,490,000, less the costs and expenses related to the offering. There are no assurances that the company will be successful and without sufficient financing it would be unlikely for the company to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge it liabilities in the normal course of business. The ability of the company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the company is unable to continue as a going concern. If the company does not raise enough proceeds in the offering, if the company is unable to realize sufficient future revenues or if for any other reason the company does not have sufficient working capital to continue operations the company may be forced to cease operations and liquidate earlier than planned. The company has no commitments for future debt or equity financing.

Management believes that the actions presently being taken by the company will provide sufficient liquidity for the company to continue to execute its business plan. However, there can be no assurances that management’s plans will be achieved. These matters raise substantial doubt about the company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the company were to be unable to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the company’s knowledge of current events and actions that the company may undertake in the future, actual results could differ from those estimates.

Livestock Horses

Livestock Horses are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Years
Livestock Horses	2.5

Costs of maintaining horses prior to maturity and entered into a race or disposition are capitalized as an additional costs of the horse. Capitalized costs for the period from inception (November 18, 2011) through December 16, 2011 were approximately $59,000. When a horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

The company evaluates the recoverability of its Long Term Assets in accordance with ASC topic 360, which requires recognition of impairments of long lived assets in the event an indication of impairment exists and the net book value of such assets exceeds the expected future value net cash flows attainable to such assets. Livestock Horses are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

The company has recorded no losses from impairment and no depreciation expense for the period from inception (November 18, 2011) to December 16, 2011 as all the horses were in development and all costs to develop the horses have been capitalized. The estimated date the horses will be entered into a race is July 1, 2012.

2011
Horses	$1,224,000
Costs of Development	58,884

Total Livestock Horses	$1,282,884

Cost of Development represent boarding, training, blacksmith, veterinary and land use for the horses. These specific costs are capitalized until the horse runs it first race.

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: racing horses during its operating period and selling its horses in claiming races or in connection with the liquidation of the company’s assets or otherwise. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as horse races are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs totalled $5,922 for the period from inception (November 18, 2011) to December 16, 2011.

Fair Value of Financial Instruments

ASC Topic 820-10 requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 16, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximates their fair values. These financial instruments include cash, accounts payable, promissory notes and advances from related parties. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) ASC 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The company is subject to taxation in the United States. All of the company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Statements of Operations.

Earnings per Share

Basic earnings per share are calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period.

Concentration of Credit Risk

Financial instruments that potentially expose the company to concentration to credit risk consist primarily of cash and cash equivalents.

3.	RECENTLY ENACTED ACCOUNTING STANDARDS

There were various accounting standards and interpretations issued during 2011, none of which are expected to have a material impact on the company’s financial position, operations, or cash flows.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the company’s financial position, results of operations or cash flows.

4.	RELATED PARTY TRANSACTIONS

The company does business with a number of entities related through common control as summarized below.

The Stronach Group

The Stronach Group, a privately-held consortium, owns and operates a number of racehorse tracks and certain horseracing technology assets.

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

Golden Pegasus Racing Incorporated

Golden Pegasus Racing Incorporated, an entity controlled by The Stronach Group, is currently the company’s sole stockholder. Golden Pegasus will provide training and maintenance services and will supervise all aspects of the training and racing development of the company’s horses. The company has entered into a training and maintenance agreement with Golden Pegasus under which substantially all of the costs of ownership of the company’s horses will be borne by Golden Pegasus and the company will pay Golden Pegasus during the operating period $150 per actively managed horse per day and $50 per horse per day for horses that have been retired whether or not they are being retrained for purposes other than racing. The training and maintenance fee also includes charges for vanning and general administration as well as other less significant expenses.

For the period from Inception (November 18, 2011) to December 16, 2011 the company incurred expense under the training and maintenance agreement of $90,000. Costs of development of the race horses of approximately $59,000 were capitalized and general and administration of approximately $31,000 was reported as training and maintenance fee on the statement of operations.

The Alpen House Racing ULC

The company’s horses were acquired by Alpen House at auctions during 2011 and transferred to the company at cost in exchange for a promissory note for approximately $1,224,000, see note 5. The Alpen House is a wholly owned subsidiary of the Stronach Group. The boarding location and selection of trainers are made by Alpen House on behalf of Golden Pegasus. For the most part the racehorses will be boarded at a related party location.

Summary:
Golden Pegasus Racing Corporation	$90,000
Frank Stronach	5,055

Total due to Related Parties	$95,055

Golden Pegasus Racing Corporation is owed $90,000 for the first 30 days of training and maintenance fees. Frank Stronach is owed $5,055 as advances made to the company for operating expenses including $2,055 for marketing and $3,000 for professional services.

These amounts are non-interest bearing and have no fixed terms for repayment.

Director Compensation

The directors of the company who remain on the Board of Directors on the date of the liquidating distribution of the company will be entitled to a fee equal to a percentage of the company’s net assets available for distribution on such date equal to 100 multiplied by a fraction, (1) the numerator of which is equal to 4,000 and (2) the denominator of which is equal to the sum of (a) the number of shares of Common Stock outstanding at such time plus (b) the product of 4,000 multiplied by the number of such directors.

5.	PROMISSORY NOTE (RELATED PARTY)

In connection with the acquisition of the livestock horses the company entered into a Promissory Note with Alpen House, a related party, with a face value of approximately $1,224,000 with a stated interest rate of 0.19% annually, an effective interest rate of 3.25% and a discount of approximately $113,000 as of

MACHO UNO RACING CORPORATION (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the period from Inception (November 18, 2011) to December 16, 2011

December 16, 2011. The discount of $113,000 has been allocated to paid in capital as of December 16, 2011. The principal and accrued interest is due on the earlier of December 16, 2014 or the date of consummation of an offering of equity securities from which net proceeds from the sale of such equity securities to persons other than affiliates of the company or its related parties equal or exceed the amount then due under the promissory note. The promissory note is collateralized by substantially all the assets of the company.

6.	CAPITAL STOCK

The company has authorized one thousand (1,000) shares of par value $.001 common stock, of which 1,000 shares were issued and outstanding as of December 16, 2011. Shareholders are entitled to one vote per common share. These common shares do not have conversion rights. There were no dividends paid as of December 16, 2011. Golden Pegasus is the shareholder of record for the 1,000 shares of Common Stock.

No. of Shares
Common Stock	1,000

7.	LIQUIDATION

The company intends to liquidate its assets at the end of its operating period, which will occur on a date to be specified by charter amendment during November of 2013. As a result of the decision to liquidate in accordance with accounting principles generally accepted in the United States, the company’s financial statements beginning November 2012 will be prepared on a liquidating basis. Assets will be valued at estimated net realizable value, and liabilities will include estimated payments and costs associated with carrying out the plan of liquidation.

The valuation of assets and liabilities on a liquidating basis necessarily requires significant estimates by management. It is not presently determinable whether the amounts realizable from the disposition of the company’s assets or the ultimate obligations to liquidate the company’s liabilities will differ materially from the amounts shown in future financial statements. Variations between the estimates made by management and the actual amounts realized or paid will be reflected in the financial statements of the periods when these differences are determinable.

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The company may from time to time become a party to various legal proceedings arising in the ordinary course of business. The company is not presently involved in any legal proceedings and was not involved in any such proceedings from inception (November 18, 2011) to December 16, 2011.

9.	SUBSEQUENT EVENTS

The company has evaluated subsequent events through the date the financial statements were issued.

405,000 Shares

MACHO UNO RACING CORPORATION

Common Stock

Prospectus

                    , 2012

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Through and including,                     , 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the offer and sale of our common stock by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$464
Printing expenses	45,000
Legal fees and expenses	25,000
Accounting fees and expenses	17,000
Marketing expenses	75,000
Miscellaneous	15,000

Total	$177,464

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Bylaws authorize the indemnification of our officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Effective December 16, 2011, the Registrant issued 1,000 shares of its common stock to Golden Pegasus Racing Incorporated, the initial stockholder, for a purchase price of $10.00 per share. Golden Pegasus Racing Incorporated has also subscribed for 44,000 shares of our common stock in a previously negotiated private placement at a purchase price of $10.00 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this Registration Statement.

Exhibit Number	Description

3.1*	Restated Certificate of Incorporation of the Registrant

3.2*	Bylaws of the Registrant

4.1*	Specimen Stock Certificate

4.2*	Form of Subscription Agreement

10.1	Purchase and Sale Agreement dated as of December 16, 2011 between the registrant and The Alpen House Racing ULC

10.2	Promissory Note of the registrant dated December 16, 2011

10.3	Training and Maintenance Agreement dated as of December 16, 2011 between the registrant and Golden Pegasus Racing Incorporated

10.4	Facilities Agreement dated as of December 16, 2011 between the registrant and Golden Pegasus Racing Incorporated

Exhibit Number	Description

10.5*	Employment Agreement between the registrant and Jack Brothers

10.6*	Employment Agreement between the registrant and Lyle Strachan

10.7	Form of Indemnification Agreement

10.8	Sublicense Agreement dated as of November 18, 2011 between the registrant and TSG HIP Inc.

5.1*	Opinion of Akerman Senterfitt LLP, Counsel of the Registrant

23.1*	Consent of Akerman Senterfitt LLP (included in Exhibit 5.1)

23.2	Consent of Marcum LLP

24.1	Powers of Attorney (included on signature page to the Registration Statement)

*	To be filed by amendment.

(A)	Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Registrant hereby agrees to furnish a copy of any such omitted schedule or exhibit to the SEC upon request.

(b)	Financial Statement Schedules.

None.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2. To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4. For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, Kentucky on December 28, 2011.

MACHO UNO RACING CORPORATION

By:	/S/ JACK BROTHERS
Name:	Jack Brothers
Title:	Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lyle Strachan and Alon Ossip, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JACK BROTHERS Jack Brothers	Jack Brothers, Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2011

/S/ LYLE STRACHAN Lyle Strachan	Lyle Strachan, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 28, 2011

/S/ FRANK STRONACH Frank Stronach	Chairman of the Board	December 28, 2011

/S/ ALON OSSIP Alon Ossip	Secretary, Director	December 28, 2011

/S/ HOWARD WALTON Howard Walton	Director	December 28, 2011

/S/ LORNE WEISS Lorne Weiss	Director	December 28, 2011

/S/ RON CHARLES Ron Charles	Director	December 28, 2011